Exhibit 99.1

Excerpts from Evolution Escrow Issuer LLC’s Confidential Preliminary Offering Memorandum Dated March 9, 2015

Risks Related to the Alkali Chemicals Business

Soda ash prices have been and in the future may be volatile, and lower soda ash prices will negatively affect our financial position and results of operations.

The market price of soda ash directly affects the profitability of the Alkali Chemicals business. If the market price for soda ash declines, our revenue from the Alkali Chemicals business may decrease. Historically, the global market and, to a lesser extent, the domestic market for soda ash have been volatile, and those markets are likely to remain volatile in the future. Volatility in soda ash prices can make it difficult to predict the cash we may have on hand at any given time, and a prolonged period of low soda ash prices may materially and adversely affect our financial position, liquidity, ability to finance planned capital expenditures and results of operations.

Prices for soda ash may fluctuate in response to relatively minor changes in the supply of and demand for soda ash, market uncertainty and other factors beyond our control. These factors include, among other things:

➢	overall economic conditions;
➢	the level of customer demand, including in the glassmaking industry;
➢	the level of production and exports of soda ash globally;
➢	the level of production and cost of materials used to produce soda ash, including trona ore or synthetic materials, globally;
➢	the cost of energy consumed in the production of soda ash, including the price of natural gas, electricity and coal;
➢	the impact of competitors increasing their capacity and exports;
➢	domestic and foreign governmental relations, regulations and taxes; and
➢	political conditions or hostilities and unrest in regions where we export soda ash.

A significant portion of the demand for soda ash comes from glass manufacturers and other industrial end users whose businesses can be adversely affected by economic downturns.

A significant portion of the demand for soda ash comes from glass manufacturers and other industrial customers. Companies that operate in the industries that glass manufacturers serve, including the automotive, construction and glass container industries, may experience significant fluctuations in demand for their own end products because of economic conditions, changes in consumer demand, or increases in raw material and energy costs. In addition, many large end users of soda ash depend upon the availability of credit on favorable terms to make purchases of raw materials such as soda ash. As interest rates increase or if our customers’ creditworthiness deteriorates, this credit may be expensive or difficult to obtain. If these customers cannot obtain credit on favorable terms, they may be forced to reduce their purchases of soda ash. These and other factors may lead some customers to seek renegotiation or cancellation of their arrangements with the Alkali Chemicals business, which could have a material adverse effect on our results of operations.

Increased use of glass substitutes and recycled glass may affect demand for soda ash, which could adversely affect our result of operations.

Increased use of glass substitutes or recycled glass in the container industry could have a material adverse effect on our results of operations and financial condition. Container glass production is one of the principal end markets for soda ash. Competition from increased use of glass substitutes, such as plastic and recycled glass, has had a negative effect on demand for soda ash. We believe that the use of containers containing alternative materials such as plastic and aluminum could negatively affect the growth in demand for soda ash.

Violations or noncompliance with the extensive environmental, health and safety laws and regulations to which we are subject or changes in laws or regulations governing our operations could result in additional cost, unanticipated loss or liability.

Our operations and production facilities are subject to extensive, and frequently changing, federal and State environmental and health and safety laws and regulations governing environmental protection, occupational health and safety and the release or discharge of materials into the environment, including air emissions, wastewater discharges, water usage, mine safety, soil and groundwater remediation, and protection of endangered or threatened species. Any failure to comply with such laws and regulations may result in the assessment of administrative, civil and criminal penalties, injunctive orders, or the imposition of investigatory and remedial obligations. Although we believe that we are in substantial compliance with existing environmental laws and regulations and that continued compliance with existing requirements will not materially affect us, there is no assurance that the current level of regulation will continue in the future. The costs of compliance with these laws and regulations or the inability to obtain, update or renew permits required for operation or expansion of our business could reduce our profitability or otherwise adversely affect our business.

Moreover, certain environmental laws impose joint and several, strict liability for costs to clean up and restore sites where pollutants have been disposed or otherwise spilled or released. We are currently addressing certain areas of known contamination on our own properties, none of which we presently anticipate will result in any material costs or adverse impacts on our business or operations. However, we cannot assure you that we will not incur significant costs and liabilities for remediation or damage to property, natural resources or persons as a result of spills or releases from our operations or those of a third party.

Our dependence on burning coal to generate electrical energy and steam could mean that governmental initiatives to limit the emission of greenhouse gas (“GHG”) could have an adverse effect in the future on our costs and therefore our results of operations.

Our operations are also subject to EPA’s regulations regarding greenhouse gas (“GHG”) emissions and, depending upon the nature and scope of any future regulations, could become subject to additional costs or limitations. Current requirements include an obligation to monitor and report the GHG emissions from our facilities and to comply with the Clean Air Act’s Prevention of Significant Deterioration requirements in connection with any new or modified major sources of GHG emissions. Although we believe our operations are currently in compliance with these obligations, EPA has continued to pursue additional GHG regulations, including the currently proposed Clean Power Plan for existing sources of GHGs in the power generating sector. In addition, several states have taken legal measures to reduce emissions of GHGs, including through the planned development of GHG emission inventories and/or regional GHG “cap and trade” programs. Although our facilities are not currently subject to any such program, the expansion or further adoption of such programs in jurisdictions where we operate could impose additional compliance obligations on our facilities. As a result, such programs could result in an increase in fuel or energy costs for our businesses or, if we are directly regulated, an additional cost to acquire necessary allowances. We cannot assure you that the costs of compliance with either the existing or future federal or State regulations will not materially and adversely affect our business, operating results and financial condition.

A substantial portion of the Alkali Chemicals business’ costs are attributable to transportation and freight costs. Increases in freight costs could increase our costs significantly and adversely affect our results of operations.

Most soda ash is sold inclusive of transportation costs, which make up a substantial portion of the total delivered cost to the customer. The Alkali Chemicals business transports its soda ash by rail or truck and ocean vessel. As a result, our business and financial results are sensitive to increases in rail freight, trucking and ocean vessel rates. Increases in transportation costs, including increases resulting from emission control requirements, port taxes and fluctuations in the price of fuel, could make soda ash a less competitive product for glass manufacturers when compared to glass substitutes or recycled glass, or could make the Alkali Chemicals business’ soda ash less competitive than soda ash produced by competitors that have other means of transportation or are located closer to their customers. We may be unable to pass on its freight and other transportation costs in full because market prices for soda ash are generally determined by supply and demand forces.

An increase in energy prices, or an interruption in our coal or natural gas supply, would negatively impact our competitive cost position when compared to other foreign and domestic soda ash producers.

The Alkali Chemicals business relies on two fuel sources as the main energy source in its soda ash production process: coal and natural gas. Natural gas prices, and to a lesser extent, coal prices have historically been volatile. The coal industry is under regulatory pressure in the United States, which depending on the direction of such regulations could affect the future availability and cost of coal used in our operations. We receive coal by rail and truck from a single mine in Western Wyoming under a long term contract. Any disruption at this coal mine or an unexpected increase in the costs of transporting coal to our facility could adversely affect our future results of operations. Furthermore, the price of natural gas could increase as a result of reduced domestic drilling and production activity. Drilling and production operations are subject to extensive federal, state, local and foreign laws and government regulations concerning, among other things, emissions of pollutants and greenhouse gases, hydraulic fracturing, and the handling of natural gas and other substances used in connection with natural gas operations, such as drilling fluids and wastewater. In addition, natural gas operations are subject to extensive federal, state and local taxation. More stringent legislation, regulation or taxation of natural gas drilling activity in the United States could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling activity and therefore increased natural gas prices.

Any material increase in energy prices could adversely impact our operations by making us less competitive with other soda ash producers. If U.S. energy prices were to increase to a level where foreign soda ash producers were able to improve their competitive position on a unit cost basis, this would negatively affect our competitive cost position.

Adverse developments in the end markets of the soda ash industry would adversely affect Alkali Chemicals results of operations.

The Alkali Chemicals business relies exclusively on the revenues generated from the production and sale of soda ash products. An adverse development in the market for soda ash in U.S. or foreign markets could have a significant adverse impact on the operations of the Alkali Chemicals business.

For the year ended December 31, 2014, approximately 90% of the Alkali Chemicals business’ soda ash was shipped via rail. Interruptions of service on this rail line could adversely affect the results of operations of Alkali Chemicals business.

For the year ended December 31, 2014, the Alkali Chemicals business shipped over 90% of its soda ash from its facility on a single rail line. Rail operations are subject to various risks that may result in a delay or lack of service at the Alkali Chemicals business facility, including mechanical problems, extreme weather conditions, work stoppages, labor strikes, terrorist attacks and operating hazards. Moreover, if our railcar provider’s financial condition was adversely affected, it could decide to cease or suspend service to the Alkali Chemicals business facility. If we are unable to ship soda ash by rail, it would be impracticable to ship all of our soda ash by truck and it would be cost-prohibitive to construct a rail connection to the closest alternative rail line. Any delay or failure in the rail services on which we rely could have a material adverse effect on our financial condition and results of operations.

A significant portion of the Alkali Chemicals business’ international sales of soda ash are to ANSAC, a U.S. export trade association, and therefore adverse developments at ANSAC or its customers, or in any of the markets in which the Alkali Chemicals business makes direct international sales, could adversely affect its ability to compete in certain international markets.

The Alkali Chemicals business, along with two other U.S. trona-based soda ash producers, utilizes ANSAC as its exclusive export vehicle for sales to customers in all countries excluding Canada, South Africa and members of the European Community and European Free Trade Area, which provides us with the benefits of large purchases of soda ash and significant economies of scale in managing international sales and logistics. Because ANSAC makes sales to its end customers directly and then allocates a portion of such sales to each member, we do not have direct access to ANSAC’s customers and we have no direct control over the credit or other terms ANSAC extends to its customers. As a result, we are indirectly vulnerable to ANSAC’s customer relationships and the credit and other terms ANSAC extends to its customers. Any adverse change in ANSAC’s customer relationships could have a direct impact on ANSAC’s ability to make sales and our ability to make sales to ANSAC. In addition, to the extent ANSAC extends credit or other favorable terms to its end customers and those customers subsequently default under sales contracts or otherwise fail to perform, we would have no direct recourse against them.

Furthermore, from time to time international competition authorities have conducted inquiries into the potentially anticompetitive nature of ANSAC’s activities. In 2010, the Secretariat of Economic Law of the Ministry Justice of Brazil commenced an investigation into ANSAC’s activities in Brazil. Alkali Chemicals business and the two other members of ANSAC have been named in these investigations. An unfavorable outcome in any such investigation could result in our having to pay fines or penalties, either on behalf of Alkali Chemicals or through ANSAC, or otherwise adversely affect the ability of ANSAC to continue serving export markets. In the event of an unfavorable outcome in any such investigation, the withdrawal of one of the other two members of ANSAC or the dissolution of ANSAC, we would be forced to use alternative methods to facilitate additional direct export sales of soda ash, resulting in less favorable arrangements in respect of logistics or sales. Any of these developments could lead us to incur significant additional costs and may result in lower pricing for its export sales, which could have a negative impact on our results of operations and financial condition.

Unfavorable economic conditions may reduce demand for the products of the Alkali Chemicals business, which could adversely affect our results of operations.

Worldwide soda ash demand generally correlates to global economic growth generally. The U.S. economy and global capital and credit markets remain volatile. Worsening economic conditions or factors that negatively affect the economic health of the United States and other parts of the world into which the

Alkali Chemicals business or ANSAC sells soda ash could reduce our revenues and adversely affect our results of operations. The lingering effects of the 2008-2009 global financial crisis and sovereign debt crises in Europe have led to a global economic slowdown, with the economies of those regions showing significant signs of weakness, resulting in greater volatility in the U.S. economy and in the global capital and credit markets. These markets have been experiencing disruption, including volatility in securities markets, diminished liquidity and credit availability, credit ratings downgrades, failure and potential failures of major financial institutions, unprecedented government support of financial institutions and high unemployment rates. Instability in consumer confidence and increased unemployment has increased concerns of prolonged economic weakness. These developments may adversely affect the ability of the Alkali Chemicals business’ customers to obtain financing to perform their obligations to the Alkali Chemicals business. In addition, the recent slowdown in the growth of China’s economy, if it persists, could have an adverse impact on the market conditions for U.S. soda ash. We believe that further deterioration of economic conditions or a prolonged period of economic weakness will have an adverse impact on our results of operations, business and financial condition.

Mining development, exploration and processing operations pose numerous hazards and uncertainties that may negatively affect our business.

Mining and processing operations involve many hazards and uncertainties, including, among other things:

➢	seismic activity;
➢	ground failures;
➢	industrial accidents;
➢	environmental contamination or leakage;
➢	fires and explosions;
➢	unusual or unexpected rock formations or water conditions;
➢	periodic interruptions due to inclement or hazardous weather conditions, floods or other acts of nature; and
➢	mechanical equipment failure.

These occurrences could damage or destroy our properties or production facilities, or result in personal injury or wrongful death claims, environmental damage to our properties or the properties of others, delays in, or prohibitions on, mining or processing, increased production costs, asset write downs, monetary losses and legal liability, which could have an adverse effect on our results of operations and financial condition. In particular, underground mining and related processing activities present inherent risks of injury to persons and damage to equipment. Our insurance policies provide limited coverage for some of these risks but will not fully cover these risks. Significant mine accidents could occur, potentially resulting in a mine shutdown or leading to liabilities, which could have a material adverse effect on our results of operations, financial condition and cash flows.

We may be unable to obtain, maintain or renew leases and permits necessary for our mining operations, which could adversely affect our results of operations.

Our facility and operations require us to obtain a number of permits that impose strict regulations on various environmental and operational matters in connection with mining trona ore and producing soda ash products. These include permits issued by various federal, state and local agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently and are subject to discretionary interpretations by our regulators, all of which may make compliance difficult or impractical and may impair our existing operations or the development of future facilities. The public, including non-governmental organizations, environmental groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements prepared in connection with applicable regulations and otherwise engage in the permitting process, including bringing citizen's lawsuits to challenge the issuance or renewal of permits, the validity of environmental impact statements or the performance of mining activities. If permits are not issued or renewed in a timely fashion or at all or are conditioned in a manner that restricts our ability to conduct our operations economically, our cash flows may decline.

All of the Alkali Chemicals business’ reserves are held under leases with the State of Wyoming and the U.S. Bureau of Land Management and Anadarko Petroleum or its affiliates. As of December 31, 2014, leases covering more than 40% of the Alkali Chemicals business’ acreage were scheduled to expire in the next six years. If we are not able to renew such leases, it will have a material adverse effect on our results of operations.

Equipment upgrades, equipment failures and deterioration of assets may lead to production curtailments, shutdowns or additional expenditures.

Our operations depend upon critical equipment that require scheduled upgrades and maintenance and may suffer unanticipated breakdowns or failures. As a result, our mining operations and processing may be interrupted or curtailed, which could have a material adverse effect on our results of operations.

In addition, assets critical to our trona ore mining and soda ash production operations may deteriorate due to wear and tear or otherwise sooner than we currently estimate. Such deterioration may result in additional maintenance spending and additional capital expenditures. If these assets do not generate the amount of future cash flows that we expect, and we are not able to procure replacement assets in an economically feasible manner, our future results of operations may be materially and adversely affected.

If any of the equipment on which we depend were severely damaged or were destroyed by fire, abnormal wear and tear, flooding, or otherwise, we may be unable to replace or repair it in a timely manner or at a reasonable cost, which would impact our ability to produce and ship soda ash, which would have a material adverse effect our results of operations and financial condition.

A shortage of skilled workers could reduce our labor productivity and increase our costs, which could negatively affect our business.

Our mining and processing operations require personnel with specialized skills and experience. Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers. If we experience shortages of skilled workers in the future, our labor costs and overall productivity could be materially and adversely affected. If our labor costs increase or if we experience materially increased health and benefits costs, our results of operations could be materially and adversely affected.

We may be subject to litigation, the disposition of which could have a material adverse effect on our results of operations.

The nature of our operations exposes us to possible litigation claims, including disputes with customers and providers of shipping services. Some of the lawsuits may seek fines or penalties and damages in large amounts, or seek to restrict our business activities. Because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters or whether insurance claims may mitigate any damages to us. Litigation is very costly, and the costs associated with prosecuting and defending litigation matters could have a material adverse effect on our results of operations.

Expansion or improvement of our existing facilities may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our results of operations and financial condition.

One of the ways we may grow our business is through the expansion or improvement of our existing facility. The construction of additions or modifications to our existing facility involve numerous regulatory, environmental, political, legal and economic uncertainties that are beyond our control. Such expansion or improvement projects may also require the expenditure of significant amounts of capital, and financing may not be available on economically acceptable terms or at all. If we undertake these projects, they may not be completed on schedule, at the budgeted cost, or at all. Moreover, our revenue may not increase immediately upon the expenditure of funds on a particular project. As a result, we may not be able to realize our expected investment return, which could adversely affect our results of operations and financial condition.

Unaudited Pro Forma Condensed Combined Financial Statements

On February 3, 2015, Tronox Limited, the Purchaser, and the Seller, entered into the Transaction Agreement, pursuant to which Purchaser agreed to acquire Seller’s Alkali Chemicals for $1.64 billion in cash, subject to a working capital adjustment. The Transaction is expected to close on April 1, 2015. In this offering memorandum, we are offering Notes in an aggregate amount not to exceed $600 million (the “Offering”). The proceeds will be used to fund a portion of the $1.64 billion purchase price.

In connection with the Transaction Agreement, Tronox together with the Issuer entered into the Amended and Restated Commitment Letter dated February 24, 2015 (the “Debt Commitment Letter”), with (i) UBS Securities LLC and UBS AG, Stamford Branch, (ii) Credit Suisse AG and Credit Suisse Securities (USA) LLC, (iii) Royal Bank of Canada and RBC Capital Markets, (iv) Citigroup Global Markets Inc., (v) Goldman, Sachs & Co and (vi) MCS Capital Markets LLC (the “Commitment Parties”). If the Notes offered herein have not been issued on or prior to the closing date of the Transaction, the Commitment Parties will be obligated to provide senior unsecured bridge loans in an aggregate principal amount up to $600 million (“Bridge Loans”) to finance a portion of the purchase price and to pay certain fees and expenses in connection with the Transaction.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2014 is based upon and derived from the historical financial information of Tronox and Alkali Chemicals.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 was prepared based on (i) the historical consolidated statement of operations of Tronox for the year ended December 31, 2014 and (ii) the historical combined statement of operations of Alkali Chemicals for the year ended December 31, 2014.

The Transaction has been accounted for as a business combination using the acquisition method of accounting under the provisions of Financial Accounting Standards Board, Accounting Standards Codification Topic 805, Business Combinations. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:

➢	effect of application of the acquisition method of accounting in connection with the Transaction referred to above;
➢	effect of issuing the Notes to partially fund the Transaction;

The unaudited pro forma condensed combined statement of operations and related notes thereto for the year ended December 31, 2014 gives effect to the Transaction and the Offering as if they occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet at December 31, 2014 is presented as if the Transaction and the Offering occurred on December 31, 2014. The unaudited pro forma condensed combined financial statements are provided for informational purposes in accordance with Article 11 of Regulation S-X of the U.S. Securities and Exchange Act of 1933 and do not purport to present our results of operations or financial position, had the Transaction and the Offering occurred on the dates indicated and are not intended to present our results of operations or financial position for any future period. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any pro forma adjustments to reflect expected cost savings or restructuring actions of $25 million, which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

The unaudited pro forma adjustments are based on available information and assumptions, described in the accompanying notes to the unaudited pro forma condensed combined financial information that Tronox management believes are reasonable under the circumstances. Currently, the analysis of the fair value of certain assets acquired and liabilities assumed is not available, and when completed its results may differ materially from the results presented herein.

Certain financial information of Alkali Chemicals as presented in its respective combined financial statements has been reclassified to conform to the historical presentation in Tronox’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information.

Tronox Limited
Unaudited Pro Forma Condensed Combined Balance Sheet
At December 31, 2014
(Millions of U.S. dollars)

	Historical Pro Forma Adjustments
	Tronox	Alkali Chemicals	Offering	Transaction	Ftn		Tronox Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$1,279	$—	$600		(a	)
				$(1,640)	(a),(c	)	$239
Accounts receivable, net of allowance	277	85		2	(e	)	364
Receivables from related parties, net	—	71		(2)	(e	)	69
Inventories, net	770	27		3	(d	)	800
Prepaid and other assets	42	20					62
Deferred tax assets	13	1		(1)	(d	)	13
Total current assets	2,381	204	600	(1,638)			1,547
Noncurrent Assets
Equity method investment	—	20					20
Property, plant and equipment, net	1,227	374		36	(d	)
				(24)	(f	)
				1	(g	)	1,614
Mineral leaseholds, net	1,058	—		868	(d	)
				24	(f	)	1,950
Intangible assets, net	272	—		113	(d	)	385
Inventories, net	57	—					57
Goodwill	—	—		120	(d	)	120
Long-term deferred tax assets	9	—					9
Other long-term assets	61	3	14		(b	)	78
Total Assets	$5,065	$601	$614	$(500)			$5,780

See notes to unaudited pro forma condensed combined financial statements.

Tronox Limited
Unaudited Pro Forma Condensed Combined Balance Sheet At December 31, 2014 (Millions of U.S. dollars)

	Historical Pro Forma Adjustments
	Tronox	Alkali Chemicals	Offering	Transaction	Ftn		Tronox Pro Forma
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$160	$58					$218
Accrued liabilities	147	34	$14		(b	)
				$28	(h	)
				2	(i	)	225
Long-term debt due within one year	18	—					18
Income taxes payable	32	—					32
Deferred tax liabilities	9	—					9
Total current liabilities	366	92	14	30			502
Noncurrent Liabilities:
Long-term debt	2,375	90	600		(a	)
				(90)	(j	)	2,975
Pension and postretirement healthcare benefits	172	—					172
Asset retirement obligations	85	—		1	(g	)	86
Long-term deferred tax liabilities	204	36		(36)	(d),(q	)	204
Other long-term liabilities	75	1		7	(d	)	83
Total Liabilities	3,277	219	614	(88)			4,022
Contingencies and Commitments Shareholders’ Equity:
Tronox Limited Class A ordinary shares	1	—					1
Tronox Limited Class B ordinary shares	—	—					—
Capital in excess of par value	1,476	382		(472)	(k	)
				90	(j	)	1,476
Retained earnings	529	—		(28)	(h	)
				(2)	(i	)	499
Accumulated other comprehensive loss	(396)	—					(396)
Total shareholders’ equity	1,610	382	—	(412)			1,580
Noncontrolling interest	178	—					178
Total Shareholders’ Equity	1,788	382	—	(412)			1,758
Total Liabilities and Equity	$5,065	$601	$614	$(500)			$5,780

See notes to unaudited pro forma condensed combined financial statements.

Tronox Limited
Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2014
(Millions of U.S. dollars, except share and per share data)

	Historical		Pro Forma Adjustments
	Tronox	Alkali Chemicals	Offering	Transaction	Ftn		Tronox Pro Forma
Net sales	$1,737	$783					$2,520
Cost of goods sold	(1,530)	(620)		$12	(l	)
				(22)	(m	)	(2,160)
Gross profit	207	163		10			360
Selling, general and administrative expenses	(192)	(37)		(13)	(n	)
				1	(o	)
				(2)	(p	)	(243)
Research and development expenses	—	(2)		2	(p	)	—
Restructuring expense	(15)	(1)					(16)
Income (loss) from operations	—	123		(22)			101
Interest and debt expense, net	(133)	(5)		5	(j	)
			$(38)		(a	)
			(2)		(b	)	(173)
Net loss on liquidation of non-operating subsidiaries	(35)	—					(35)
Loss on extinguishment of debt	(8)	—					(8)
Other income (expense), net	27	(1)					26
Income (loss) before income taxes	(149)	117	(40)	(17)			(89)
Income tax (provision) benefit	(268)	(24)	—	24	(q	)	(268)
Net income (loss)	(417)	93	(40)	7			(357)
Net income (loss) attributable to noncontrolling interest	10	5					15
Net income (loss) attributable to Tronox Limited	$(427)	$88	$(40)	$7			$(372)
Net loss per share:
Net loss per share - basic and diluted	$(3.74)				(r	)	$(3.26)
Weighted average shares outstanding – basic and diluted (in thousands)	114,281						114,281

See notes to unaudited pro forma condensed combined financial statements.

Tronox Limited
Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

1. BASIS OF PRO FORMA PRESENTATION

The accompanying unaudited pro forma condensed combined financial statements have been derived from the application of unaudited pro forma adjustments to Tronox’s historical consolidated financial statements as of and for the year ended December 31, 2014, to give effect to pro forma events that are (1) directly attributable to the Transaction and the Offering, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments set forth herein do not give effect to the Bridge Loans, as they are not expected to be drawn upon.

The accompanying unaudited pro forma condensed combined financial statements include the accounts of Tronox and Alkali Chemicals and each of their subsidiaries. All significant account balances and transactions between Tronox and Alkali Chemicals have been eliminated in combination.

Accounting Policies

Following the Transaction, Tronox will conduct a review of the accounting policies of Alkali Chemicals in an effort to determine if differences in accounting policies require adjustment or reclassification of results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications. As a result of that review, we may identify differences among the accounting policies of Tronox and Alkali Chemicals that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information. During the preparation of this unaudited pro forma combined financial information, we were not aware of any material differences between the accounting policies of Tronox and Alkali Chemicals, except for certain reclassifications necessary to conform to our financial presentation, and accordingly, this unaudited pro forma condensed combined financial information does not assume any material differences in accounting policies between Tronox and Alkali Chemicals. The difference between certain inventory valuation methods, whereby Tronox states inventory costs for certain raw materials using the weighted average cost of production method, while Alkali Chemicals carries inventories using the last-in-first-out method, has not been assessed or included in these unaudited pro forma condensed combined financial statements.

2. PRO FORMA FINANCIAL STATEMENT ADJUSTMENTS

The following unaudited pro forma adjustments were applied to the pro forma condensed combined balance sheet and statement of operations as of and for the year ended December 31, 2014:

OFFERING

(a)   To reflect anticipated cash proceeds of $600 million from the issuance of unsecured Notes maturing on         , 2022 to fund $600 million of the $1.64 billion total Transaction purchase price (excluding fees and expenses of the Transaction and the offering). The remaining $1.04 billion of consideration is assumed to be funded with existing cash reserves on hand of Tronox. The adjustment additionally reflects the related interest expense of $38 million at an assumed rate of 6.375% per annum, the rate at which we currently borrow under the exiting notes. A hypothetical fluctuation in interest rate of 1/8% would result in an increase or decrease to interest expense of $1 million.

(b)   To reflect deferred financing costs of $14 million incurred in connection with the Offering for professional services provided to Tronox by investment banks, legal counsel, auditors and other advisors. The entry amortizes deferred financing costs in the amount of approximately $2 million annually using a straight-line basis over eight years, the expected repayment period of the note. Computation of deferred financing cost amortization using the straight-line method approximates the effective interest method.

Pursuant to the terms of the Debt Commitment Letter, Tronox is responsible for $9 million of commitment fees in connection with the option for the Bridge Loan, to which effect was not given in the pro forma condensed combined balance sheet. Due to the short duration of the estimated interim period for which such financing arrangement would hypothetically be put in place, the related expense would not be expected to have a significant or a recurring impact on the results of the combined company, and therefore, is not reflected in the pro forma condensed combined statement of operations.

TRANSACTION

(c)   To record the effect of the preliminary purchase price allocation based on the preliminary estimate of fair value of net assets acquired. Acquired assets and assumed liabilities of Alkali Chemicals are subject to detailed valuation analyses to determine their appropriate fair values, which has not yet been completed. Tronox has assumed that 80% of the purchase price premium is attributed to the increase in value of tangible assets (inventory, property, plant and equipment, and mineral leaseholds), 10% is allocated to intangible assets and the remaining 10% to goodwill and other long-term liabilities. The purchase price allocation for the Transaction is as follows:

(Millions of U.S. Dollars)
Net assets acquired:
Accounts receivable	$156
Inventories	30
Prepaid and other assets	20
Equity method investment	20
Property, plant, and equipment	387
Mineral leaseholds	892
Intangible assets	113
Goodwill	120
Other long-term assets	3
Total assets acquired	$1,741

Liabilities assumed:
Accounts payable	$58
Accrued liabilities	34
Asset retirement obligations	1
Other long-term liabilities	8
Total liabilities assumed	$101
Net assets acquired	$1,640

(d)   To adjust tangible property, including inventory, property, plant, and equipment, and mineral leaseholds, as well as other long-term liabilities to estimated fair value. Tronox has made certain assumptions resulting in preliminary fair value adjustments as an allocation of the total purchase price premium, the amount by which the purchase price exceeds the book value of acquired net assets.

Based on the above reported fair value of property, plant, and equipment, a 10% fluctuation in the percentage of the purchase price premium allocable to property, plant, and equipment would give rise to an increase or decrease of $3 million to pro forma depreciation expense in addition to an increase or decrease in the calculation of the implied fair value of goodwill of $39 million. Similarly based on the above reported fair value of mineral leaseholds, a 10% fluctuation in the purchase price percentage allocable to mineral leaseholds would give rise to an increase or decrease to pro forma depletion expense of $1 million along with an increase or decrease in the calculation of the implied fair value of goodwill of $89 million. Finally, based on the aforementioned fair value of intangible assets, a 10% fluctuation in the purchase price percentage allocable to intangible assets would give rise to an increase or decrease to pro forma amortization expense of $1 million along with an increase or decrease in the calculation of the implied fair value of goodwill of $11 million.

A summary of fair value adjustments is presented in the following table:

(Millions of U.S. Dollars)
Alkali Chemicals Balance Sheet at December 31, 2014	Historical Book Value	Fair Value Adjustment	Purchase Accounting Fair Value
Assets:
Accounts receivable, net of allowance	$156	$—	$156
Inventories	27	3	30
Prepaid and other current assets	20		20
Deferred tax assets	1	(1)	—
Total current assets	204	2	206

Equity method investment	20		20
Property, plant, and equipment, net	351	36	387
Mineral leaseholds, net	24	868	892
Identifiable intangible assets	—	113	113
Goodwill	—	120	120
Other long-term assets	3		3
Total assets	$602	$1,139	$1,741

Liabilities:
Accounts payable	58		58
Accrued liabilities	34		34
Asset retirement obligations	1		1
Deferred tax liabilities	36	(36)	—
Other long-term liabilities	1	7	8
Total liabilities	$130	$(29)	$101

(e)   To reclassify receivables of $2 million from FMC from related party receivables to third party receivables.

(f)   To reclassify presentation of mineral leaseholds acquired to conform to Tronox presentation of mineral leaseholds, net, as a separately stated long-term asset.

(g)   To reclassify presentation of Alkali Chemicals asset retirement obligations assumed to conform to Tronox historical presentation of a separately stated long-term liability.

(h)   To reflect estimated acquisition related costs of $28 million expected to be incurred in 2015 in connection with the Transaction.

(i)   To reflect retention bonus accrual of $2 million to be paid in cash to certain Alkali employees upon completion of the service period of 6 months following the Transaction date.

(j)   To remove Alkali Chemicals Sweetwater County, Wyoming 5.6% industrial revenue bonds of $90 million not assumed by Tronox with respect to the Transaction as stated in the terms and conditions of the Transaction Agreement. The associated interest expense of $5 million was eliminated.

(k)   To eliminate total equity in Alkali Chemicals following the transfer of net assets to Tronox.

(l)   To reflect depreciation expense of $26 million following an increase in the estimated fair value of property, plant and equipment to $387 million, based on the estimated useful life of 15 years. Historical depreciation expense of Alkali Chemicals in the amount of $38 million was eliminated.

(m)   To record estimated depletion expense of $22 million corresponding to the estimated fair value of mineral leaseholds based on units of production method over estimated proven and probable reserves.

(n)   To reflect amortization expense of $13 million corresponding to the estimated fair value of identifiable intangible assets of $113 million, based on the estimated useful life of 9 years.

(o)   Costs incurred by Tronox in 2014 in connection with the Transaction in the amount of $1 million were eliminated, as they are not expected to have a continuing impact on the combined results.

(p)   To reclassify Alkali Chemicals research and development expenses to conform to Tronox presentation, which includes research and development expenses within selling, general and administrative expenses.

(q)   Due to net operating loss carryforwards and deferred tax asset valuation allowances in the United States, we would not expect an income tax expense impact for the combined companies upon completion of the Transaction or the Offering. In addition, due to the application of the Internal Revenue Code Section 338(h)(10), we do not expect an impact to deferred tax liabilities or income tax expense as a result of the application of purchase accounting or the Offering.

(r)   The pro forma combined basic and diluted loss per share are calculated based on the number of weighted-average ordinary shares outstanding during the year ended December 31, 2014. Management considered the effect of potentially dilutive shares, which include options, Series A warrants, and restricted share units. These securities, having an aggregate impact of 6,426,554 shares, have not been recognized in the computation of weighted-average diluted shares outstanding due to their anti-dilutive impact.

Our Competitive Strengths

Leading Inorganic Chemical Company with Vertically Integrated Platform and Security of Feedstock Supply

The combination of Tronox and Alkali Chemicals creates a leading inorganic chemicals company with:

➢	combined streams of stable revenue, cash flow and EBITDA and higher net income;
➢	security of feedstock supply at a cost competitive industry advantage; and
➢	increased U.S. earnings position as well as additional exposure to faster growing emerging markets.

Titanium Bearing Feedstocks & TiO2

We are the only global TiO2 producer fully integrated back to our feedstock. The vertical integration of titanium feedstock and TiO2 production provides us with a secure and cost competitive supply of high grade titanium feedstock over the long term. We believe both the financial impact of changes in the feedstock market and our assurance of feedstock supply will place us at an advantage relative to our competitors. This will provide us with a competitive advantage in customer contracting and production reliability as well as create strategic opportunities to debottleneck and add new TiO2 capacity at the appropriate times based on industry conditions.

Alkali Chemicals

Alkali Chemicals is the largest lease holder in the Green River, Wyoming, trona deposit, which is the largest in the world, accounting for over 95% of the world’s economically viable trona ore. Alkali Chemicals has been in operation since 1948, with its lease holds covering more than 52,000 acres. Current estimates for the reserve life of its mining area, including solution mining of its currently mined beds, exceed 100 years. Alkali Chemicals’ vertical integration through its access to trona ore deposits provides it with sustained secure, low-cost supply of feedstock for soda ash production for the foreseeable future. Further, as a low cost producer of natural soda ash, Alkali Chemicals has a significant competitive advantage over synthetic soda ash producers.

Leading Global Market Positions

Titanium Bearing Feedstocks & TiO2

We are among the world’s largest producers and marketers of TiO2 products with approximately 6.5% of reported industry capacity in 2014, and the world’s largest integrated TiO2 producer. We are one of the world’s largest producers and suppliers of TiO2 manufactured via chloride technology, which we believe is preferred for many applications compared to TiO2 manufactured by other TiO2 production technologies. We are one of the top three titanium feedstock producers and one of the three largest producers of zircon globally. Additionally, our fully integrated and global production facilities and sales and marketing presence in the Americas, Europe, Africa and the Asia-Pacific region enables us to provide customers in over 90 countries with a reliable supply of our products. The diversity of the geographic regions we serve increases our exposure to faster growing geographies, such as the Asia-Pacific region, and also mitigates our exposure to regional economic downturns because we can shift supply from weaker to stronger regions. We believe our relative size and vertical integration will provide us with a competitive advantage in retaining existing customers and obtaining new business.

Alkali Chemicals

Alkali Chemicals is the leading global producer of natural soda ash, accounting for approximately 25% of natural soda ash production globally. Alkali Chemicals operates the world’s largest soda ash production facility, underground trona mine, and solution mine, producing approximately 4 million tons of natural soda ash products per year. Alkali Chemicals operates five production units across two mines, Westvaco and Granger, in Green River, Wyoming. Alkali Chemicals holds the leading position in the U.S. market, with 32% market share. Additionally, Alkali Chemicals accesses the export market through the ANSAC. As the largest member of ANSAC, Alkali Chemicals is well positioned to serve the high growth export markets in Latin America and Asia (ex-China), where ANSAC holds approximately 50% and 37% market shares, respectively. ANSAC is the largest exporter of soda ash globally, shipping over 5 million tons of soda ash per year to more than 60 customers in 135 locations across 35 countries on six continents, and Alkali Chemicals is the largest member of ANSAC by volume. In addition to its strong market position in the global soda ash market, Alkali is also one of four major domestic producers of Sodium Bicarbonate (Bicarb) and one of two major global producers of Sodium Sesquicarbonate (S-Carb®). These two product lines serve a variety of end-markets, with more than 50% serving the animal feed market. We believe Alkali Chemicals’ relative size and advantaged cost position provides it with a competitive advantage in retaining existing customers and obtaining new business.

Low Cost and Efficient Production

Titanium Bearing Feedstocks & TiO2

We believe our TiO2 operations, and specifically our plant in Hamilton, Mississippi, are among the lowest cost producers of TiO2 globally. This is of particular importance as it positions us to be competitive through all facets of the TiO2 cycle. Moreover, our three TiO2 production facilities are strategically positioned in key geographies. The Hamilton facility is the third largest TiO2 production facility in the world and has the size and scale to service customers in North America and around the globe. The Kwinana facility, located in Australia, is well positioned to service growing demand from Asia. Our Botlek facility, located in the Netherlands, services our European customers and certain specialized applications globally. Combined with our titanium feedstock assets in South Africa and Australia, this network of TiO2 and titanium feedstock facilities gives us the flexibility to optimize asset and feedstock utilization and generate operational, logistical and market efficiencies.

We are also one of a limited number of TiO2 producers in the world with chloride production technology. Our production capacity exclusively uses this process technology, which is the subject of numerous patents worldwide. The chloride production process generates less waste, uses less energy and is less labor intensive than the alternative sulfate process. Additionally, our titanium feedstock operations in South Africa and Australia are one of a limited number of feedstock producers with the expertise and technology to produce upgraded titanium feedstock (i.e., synthetic rutile and chloride slag) for use in the chloride process. In fact, we are the only known feedstock producer with the expertise to operate both slagging and synthetic rutile operations.

Alkali Chemicals

We believe that Alkali Chemicals’ operations, and specifically its Westvaco operation, is the largest and among the lowest cost natural soda ash production plants in the world. Moreover, Alkali Chemicals employs low cost ore extraction methods, including the longwall miner in the Westvaco mine, which measures 750 feet and is the largest in the soda ash industry. Alkali Chemicals also pioneered the use of secondary solution mining on a commercial scale for trona ore and is the largest and lowest cost solution miner of trona ore globally. Alkali Chemicals enjoys a sustained structural cost advantage compared to producers of synthetic soda ash, which represent approximately 70% of industry production globally; IHS estimates that the cash cost to produce natural soda ash is approximately 35% of the synthetic cost of production. In addition to its feedstock advantage, Alkali Chemicals also benefits from its proximity to coal deposits and natural gas pipelines which provide fuel for calcination of trona ore and to produce steam. Alkali co-generates approximately 40% of electricity and has access to power from the grid.

Alkali also benefits from its close proximity to the Union Pacific main rail line which provides the business with an operationally advantaged mode of transportation of soda ash to U.S. customers and key export terminals. As a result of its cost position and market access, Alkali Chemicals consistently enjoys high capacity utilization, which has exceeded 94% (at its Westvaco operations) on average, over the last 10 years. Additionally, Alkali Chemicals has executed a number of manufacturing excellence initiatives since 2011 to drive higher production from existing assets and has sold out available capacity in each of the last four years.

Alkali also benefits from an advantaged cost position due to its industry leading technology, specifically in the extraction of trona ore for the production of soda ash. It was the first to adopt longwall mining for trona ore and pioneered the use of solution mining for trona ore on a commercial scale. Alkali Chemicals currently operates the largest longwall in the soda ash industry, measuring 750 feet. Longwall mining provides significant advantages compared to room and pillar ore extraction technologies, including higher recovery rates, increased efficiency due to minimal downtime and extending mine life by reducing mine sprawl. Solution mining provides significant efficiency and safety advantages over dry ore methods-including higher recovery rates, lower extraction costs and ability to extend mine life by mining previously mined locations.

Well Positioned to Capitalize on Economic Growth

Titanium Bearing Feedstocks & TiO2

We believe the markets in which we participate are well positioned for growth over the medium term with strong underlying end market trends, particularly in paints, coatings and construction, supported by global GDP growth, with strengthening industry fundamentals driven by a normalization of pigment inventories across the paints and coating industry from peak cycle levels in mid-2012. In the medium term we anticipate no extended periods during which the supply of higher grade titanium feedstock, TiO2 and zircon will significantly exceed demand for each of these products. Moreover, we expect that these conditions will become more pronounced as demand continues to grow faster than supply due to announced capacity shutdowns, and as marginal cost producers in developing markets begin to rationalize production and improve environmental standards. Because our production of titanium feedstock exceeds our required consumption, we believe that we will be well positioned to benefit from these market conditions. We produce significantly more titanium feedstock than our pigment operations require. This will assure that we will have the requisite supply for our TiO2 operations, and we expect to maximize financial benefits at both the mineral sands and TiO2 levels of the supply chain.

Alkali Chemicals

Alkali Chemicals has a track record of generating revenue in the domestic U.S. soda ash market and in a growing export market. Soda ash is used in the production of glass, detergents and chemicals, and its consumption per capita is strongly correlated to GDP per capita, with growing GDP per capita expected to translate directly into growth in market demand. As a result, the demand (domestic plus export) for U.S. soda ash exceeds U.S. supply. In the U.S. soda ash market, this has resulted in a stable and growing revenue base for Alkali Chemicals, consistent price increases of approximately 2% per year on average during the last ten years. In the growing export market, demand over the last ten years has more than offset lower U.S. demand due to the significant cost advantage natural soda ash has over synthetic soda ash, which allows U.S. natural soda ash producers (including Alkali Chemicals) to competitively place production into the export market.

The majority of the recent growth in global demand for soda ash has been driven by emerging economies, with demand in Latin America and Asia (ex-China) growing at approximately 5% per year, on average, since 2009 as a result of increasing consumer end product demand and an expanding industrial manufacturing base in these regions. Developing regions have yet to reach their soda ash consumption potential, with soda ash consumption per capita in emerging markets less than 50% of U.S. levels of 16 kg per person per year. As a result, we expect to see continued growth in demand for soda ash consumption in these regions going forward. Alkali Chemicals is uniquely well positioned to capitalize on this growing market demand, particularly in emerging markets, through its membership in ANSAC as well as its ability to increase production at existing production facilities. Further, as a producer of natural soda ash, Alkali Chemicals has a landed cost advantage over synthetic production globally and can therefore sell all it produces, regardless of the market conditions.

Long Standing Customer Relationships

Titanium Bearing Feedstocks & TiO2

The customer relationships that we have built over the years remain a focal point of our TiO2 business. We forge committed relationships with our end-users and have supplied each of our top-ten TiO2 customers for more than ten years. Our dedicated support team works closely with customers to optimize their formulations and enhance TiO2 use in production processes. This service model has attracted a diverse customer base across multiple countries with no single customer accounting for more than 10% of total sales volume. Today, we have approximately 1,100 customers in over 90 countries, including market leaders in each of the major end-use markets for TiO2.

Alkali Chemicals

Alkali Chemicals has strong long-term customer relationships. Its top 25 customers have consistently accounted for more than 65% of U.S. revenue and its relationship with these customers often extend more than 20 years. It supports the U.S. customer relationships by its logistics capabilities and value added services, including support for product handling and application as well as vendor managed inventory. These result in lower freight and inventory costs and increased reliability of supply for customers. In addition, its customers operate in diverse end markets such as glass, chemicals, personal and household care, food and beverage and nutrition. The end market diversity reduces the sensitivity of demand to economic cycles. Via ANSAC, Alkali Chemicals exports to over 60 customers across 35 countries, primarily in high growth markets in Asia (ex-China) and Latin America. ANSAC’s logistics capabilities and scale of infrastructure (including larger unit trains and advantaged ocean freight) improve supply chain efficiency and reduce transportation costs. Since inception in 1982, ANSAC’s U.S. exports have grown dramatically, increasing more than six fold between 1983 and 2014.

Strong Cash Flow Generation

Our efficiently run TiO2 operations have allowed us to maintain a solid liquidity profile with strong free cash flow generation. The vertically integrated nature of our business enables us to capture margins all along the TiO2 value chain and we are able to consequently operate more profitably than most of our competitors. In particular, our vertical integration enables us to operate profitably through the full cycle, due to our ability to capture feedstock margin on pigment sales in all market conditions.

Similarly, Alkali Chemicals’ market leading position and low cost natural soda ash operations have allowed it to maintain strong and stable financial performance. The business has consistently delivered strong cash flow across economic cycles, with free cash flow conversion (defined as EBITDA less maintenance capital expenditures divided by EBITDA) consistently above 70% in recent years. Alkali Chemicals’ cost position enables it to operate at high capacity utilization levels and profitably sell volumes across economic cycles.

Additionally, we have approximately $9.8 billion of tax attributes and future deductions, post the recent Anadarko settlement with environmental and tort trusts which will provide Tronox with $5.15 billion worth of federal income tax deductions as money is spent by the trusts. Anadarko funded the trusts on January 23, 2015, for the full amount of $5.15 billion plus interest. Tronox can utilize these favorable tax attributes to offset pre-tax income, including essentially all of Alkali Chemicals’ pre-tax income which is almost all generated in the U.S.

Experienced Management Team

Titanium Bearing Feedstocks & TiO2

The diversity of our management team’s business experience provides a broad array of skills that contributes to the successful execution of our business strategy. Our TiO2 operations team and plant managers, who have extensive manufacturing experience, participate in the development and execution of strategies that have resulted in production volume growth, production efficiency improvements and cost reductions. Our mineral sands operations team and plant managers have a deep reservoir of experience in mining, engineering and processing skills gained over many years in various geographies. Additionally, the experience, stability and leadership of our sales organization have been instrumental in growing sales, developing and expanding customer relationships.

Alkali Chemicals

Alkali Chemicals is led by an experienced management team with an average of 23 years’ experience in the chemical industry, and an average of 13 years at Alkali Chemicals. Additionally, Alkali Chemicals’ management team has a long track record of involvement with ANSAC through board representation; the current Chairman of the ANSAC Board is Ed Flynn, Alkali Chemicals’ President.

Business Strategy

Our business strategy is to optimize the beneficial effects of our vertically integrated business attributes. More specifically, as it relates to our titanium bearing feedstocks and TiO2 business, we will seek to manage our sales of titanium feedstock in such a manner as to assure that we do not experience any material feedstock shortages that would require us to slow or interrupt our TiO2 production. In addition, we intend to direct titanium feedstock to those markets (including, but not limited to, our three owned plants) in a manner that maximizes our returns over the longer term while maintaining our assured supply conditions.

As it relates to the Alkali Chemicals business we are acquiring, our strategy will be to remain the global leader in the production and supply of natural soda ash and related specialty products. We believe that we can continue to improve our global delivered cost position by leveraging our technology leadership in trona extraction and soda ash production, delivering increased production through operational improvements, and capitalizing on potential growth opportunities, such as expansion at our Granger facility. We also believe that we can enhance margins by optimizing and growing our specialty portfolio of products.

As it relates to corporate policy and the management of our capital structure, we plan to continue maintaining a disciplined and conservative approach with a commitment to deleveraging and optimizing our capital structure.

Beyond this, our strategy includes the following components:

Expand Global Leadership

We plan to continue to capitalize on our strong global market position to drive profitability and cash flow by enhancing existing customer relationships, providing high quality products and offering technical expertise to our customers.

Our vertically integrated global operations will provide us with a solid platform for future growth in the TiO2, titanium feedstock, zircon and pig iron markets. Our broad product offering will allow us to participate in a variety of end-use sectors and pursue those market segments that we believe have attractive growth prospects and profit margins. Our operations will position us to participate in developing regions such as Asia, Eastern Europe and Latin America, which we expect to provide attractive growth opportunities. We will also seek to increase margins by focusing our sales efforts on those end-use segments and geographic areas that we believe offer the most attractive growth prospects and where we believe we can realize relatively higher selling prices over the long-term than in alternate sectors. We believe our global operations network, distribution infrastructure and technology will enable us to continue to pursue global growth in our titanium feedstock and TiO2 businesses.

The Alkali Chemicals business we are acquiring is favorably positioned to participate in the growing export market for soda ash. We believe Alkali Chemicals’ ANSAC membership, and its low cost position facilitates the expansion of export volumes in high growth export markets such as Latin America and Asia (ex-China). We expect demand growth in these regions to continue to outpace capacity additions for the foreseeable future, and believe that Alkali Chemicals, via ANSAC, is well positioned to expand its market leading position in these key markets. Furthermore, we believe that Alkali Chemicals is uniquely positioned to be able to capitalize on growing market demand in these markets by increasing soda ash production at its facilities both through operational improvements, as well as expansion of existing production facilities and/or restart of previously idled capacity at Granger.

Leverage Our Low-Cost Production Network and Vertical Integration to Deliver Increased Profitability and Cash Flow

We presently have TiO2 manufacturing facilities designed to produce approximately 465,000 tonnes of TiO2 annually. We expect that (assuming variable conversion costs per tonne remain constant or decline) increased production from this fixed cost base should increase margins and profitability. In addition, by assuring ourselves of the availability of the supply of titanium feedstock that these production facilities require, and by participating in the profitability of the mineral sands market directly, we have several different means of optimizing profitability and cash flow generation.

We expect to complete the planned construction of our Fairbreeze mineral sands operations in South Africa this year. The Fairbreeze mine will supply feedstock to our slag furnaces at KZN and is expected to begin operations by the end of 2015 and be fully operational in 2016. The start-up of Fairbreeze will provide us with incremental earnings from the 60,000 tonnes of zircon and 30,000 tonnes of natural rutile that will be produced as by-products from the mining of ilmenite at the mine. This will further solidify our feedstock supply and enhance our financial position by adding as much as $90 million to Adjusted EBITDA on a full year basis.

The Alkali Chemicals business we are acquiring enjoys a significant structural cost advantage in natural soda ash relative to approximately 70% of soda ash industry production based on synthetic methods. We believe Alkali Chemicals can sell every incremental ton of production at attractive margins with cash costs per ton of natural production estimated to be approximately 35% of synthetic based producers’ costs. We believe regional marginal cost producers utilizing these higher cost synthetic processes establish a pricing floor for Alkali Chemicals in the export markets it directly or indirectly serves. As a result of this advantaged cost position, we believe the Alkali Chemicals business is well positioned to deliver strong profitability and cash flow across economic cycles.

Enhance Operational Excellence

We are continually evaluating our business to identify opportunities to increase operational efficiency with a focus on maintaining operational excellence and maximizing asset efficiency. Our focus on enhancing operational excellence positions us to maximize yields, minimize operating costs and meet market growth over the short term without investing additional capital for capacity expansion. In addition, we intend to continue focusing on increasing manufacturing efficiencies through selected capital projects, process improvements and best practices in order to maximize yields, lower unit costs and improve our margins.

In our titanium bearing feedstocks & TiO2 businesses we are taking advantage of the integrated nature and scale of the combined business, capitalizing on a wide range of titanium feedstock grades to optimize internal ore usage and pursue those external titanium feedstock end-markets that provide superior profit margins.

The Alkali Chemicals business we are acquiring is focused on maximizing output from its existing asset base and enhancing its position as one of the lowest cost producers of soda ash globally. Alkali Chemicals implemented a number of manufacturing excellence initiatives in 2011 to drive long-term improvement in productivity and returns, and has created a continuous improvement organization to further manufacturing excellence improvements in safety, output, and cost beyond 2015. We intend to continue to focus on maximizing operational efficiencies and asset throughputs at Alkali Chemicals’ facilities through the implementation of these operational excellence and continuous improvement initiatives. Additionally, we believe that there are several small- to medium-sized cost reductions that can be achieved in procurement and across the supply chain. We estimate run-rate after tax savings of $60 million (including tax savings) from the acquisition of Alkali Chemicals by 2017, with 45% of these savings attributable to procurement and supply chain initiatives.

Maintain Strong Customer Focus

We will target our key customer groups with innovative, high-performance products that provide enhanced value to our customers at competitive prices. A key component of our business strategy will be to continually enhance our product portfolio with high-quality, market-driven product development. We design our TiO2 products to satisfy our customers’ specific requirements for their end-use applications and align our business to respond quickly and efficiently to changes in market demands. In this regard, and in order to continue meeting our customers’ needs, we recently commercialized a new TiO2 grade for the durable plastics sector and developed several additional products for other strategic plastic applications in close cooperation with our customer base. We continue to execute on product improvement initiatives for our major coatings products. These improvement strategies will provide value in the form of better optical properties, stability, and durability to our coatings customers.

In addition, by assuring ourselves of titanium feedstock supply, we assume less risk if we enter into longer term supply contracts with our customers. We believe such contracts may be beneficial to our customers, by assuring a reliable source of supply of TiO2 from a market in which availability may be threatened under certain foreseeable supply conditions, which could also affect price, and to us, by assuring predictable sales, revenue and margin performance for some of our sales. Because we are the only fully integrated global TiO2 producer, we believe we can enter into such longer term agreements including specific economic terms with less risk than our competitors who do not have 100% assured supply. If our customers also see benefit to them in entering into such agreements, we will consider doing so.

The U.S. soda ash market is supplied by a limited number of producers and Alkali Chemicals’ market share has historically tracked close to Alkali Chemicals’ production capacity share in the U.S. market. There is a strong emphasis on maintaining existing customer relationships, many of which extend over 20 years. Alkali Chemicals’ customers are attracted to and stay with Alkali because of the multi-plant / multi-mine mouth operation which assures continuity of supply. We believe entering into long term supply contracts with U.S. customers is mutually beneficial to Alkali Chemicals’ business and customers and will continue to pursue entering into these agreements. The contracted nature of Alkali Chemicals’ U.S. business provides us with significant visibility into future sales volumes and pricing. Separately, we will continue to rely on ANSAC for our exports, especially to the high growth export markets in Latin America and Asia (ex-China).

Description of the Alkali Chemicals Business

Overview

The Alkali Chemicals business that we are acquiring in the Transaction (“Alkali Chemicals”) is the world’s largest producer of natural soda ash and the market leader in North America. It accounts for approximately 25% of world’s natural soda ash production. It also produces smaller volumes of Bicarb, caustic soda and S-Carb®.

Soda Ash

Soda ash, also known as sodium carbonate (Na2CO3), is used by manufacturers in glass, chemical processing and detergent industries. Natural soda ash is typically produced from trona ore through mining and chemical processing. Soda ash may also be produced synthetically, but requires significantly more energy and produces large quantities of waste by-products, making it much less cost-effective than natural soda ash production. Due to the processing cost advantages of mining trona and the large natural reserves of trona ore in the U.S., particularly in the Green River Basin of Wyoming, all U.S. soda ash is naturally produced. By contrast, due to a lack of trona ore, the majority of the soda ash that is manufactured in the rest of the world is produced synthetically.

Alkali Chemicals operates the world’s largest soda ash production facility, underground trona mine, and solution mining operations, producing approximately 4 million tons of natural soda ash products per year. It operates five production units across two mines, Westvaco and Granger, in Green River, Wyoming. The trona deposit in Green River is the largest in the world, accounting for over 95% of the world’s known economically viable trona ore. Also, it was the first to adopt longwall mining for trona ore and pioneered the use of solution mining for trona ore on a commercial scale. Solution mining involves extracting ore by dissolving the ore with a brine solution underground; the brine is then pumped to the surface and processed to extract the trona. Solution mining provides certain efficiency and safety advantages over dry ore methods. Longwall and solution mining are high yield and low cost extraction methods; extending reserve life and reducing production costs.

In addition, Alkali Chemicals is the largest U.S. supplier of soda ash to both the domestic and export markets. Alkali Chemicals’ commercial expertise, scale of production, infrastructure, and logistics capabilities support its leading position. Also, its mines are located in close proximity to the Union Pacific rail line, providing operationally advantaged transportation of soda ash across North America and access to key export terminals.

Sodium Sesquicarbonate and Sodium Bicarbonate

Alkali Chemicals is one of only two U.S. soda ash producers with downstream specialty portfolios. Alkali Chemicals’ downstream specialty products – S-Carb® and Bicarb – generated revenue of approximately $73.8 million (net of freight) in 2014. Sales of specialty products have grown approximately 9% over the past decade and generate gross margins in excess of 40%. Approximately 80% of specialty sales are to customers in the animal nutrition, food and healthcare industries which have grown steadily over the past ten years.

S-Carb® accounts for 95% of Alkali Chemicals’ sales of Sodium Sesquicarbonate. It is exclusively sold into the dairy and poultry markets as a buffer for animal digestion. While the domestic dairy market for S-Carb® has matured, applications in poultry and pork present opportunities for further growth in the domestic market. Freight logical export markets such as Latin America also provide potential regional growth opportunities.

Bicarb has sold out production in each of the past five years. To maximize returns on these sales, Alkali Chemicals is actively managing its Bicarb customer mix, directing sales volumes to higher margin applications, including food and healthcare. It has identified a number of Manufacturing Excellence initiatives that will allow it to increase production volumes at the existing Bicarb plant to take advantage of these attractive markets.

Alkali Chemicals Competitive Strengths

Enjoying a Sustained Structural Cost Advantage

Alkali Chemicals enjoys a sustained structural cost advantage because it is one of the lowest cost producers of natural soda ash. The business maintains its low cost position through a focus on safety, manufacturing excellence, technology leadership and energy management.

The demand of natural soda ash exceeds available production of natural soda ash and the demand is continually growing faster than the growth in natural soda ash production. As a result, Alkali Chemicals consistently enjoys high capacity utilization, which has exceeded 94% on average, over the last 10 years. It also executed a number of manufacturing initiatives since 2011 to drive higher production from existing assets and has sold out available capacity in each of the last four years.

Growing Revenue in an Attractive Domestic Soda Ash Market

Alkali Chemicals has a proven track record of growing revenue in the U.S. soda ash market. Domestic soda ash sales accounted for over 50% of Alkali Chemicals’ soda ash revenue. Also, the benchmark domestic soda ash prices increased approximately 2% per year, on average during 2005-2014. This contributed to a stable and growing domestic revenue base for the Alkali Chemicals’ business.

Strong Long Term Customer Relationships

Alkali Chemicals has strong long-term customer relationships. Its top 25 customers consistently account for more than 65% of domestic revenue and its relationship with these customers often extend more than 20 years. It supports these customer relationships by its logistics capabilities and value added services, including support for product handling and application as well as vendor managed inventory. These result in lower freight and inventory costs and increased reliability of supply for customers. In addition, its customers operate in diverse end markets such as glass, chemicals, personal and household care, food and beverage and nutrition. The end market diversity reduces the sensitivity of demand to economic cycles.

Favorably Positioned to Access to the Growing Export Market for Soda Ash

Alkali Chemicals is favorably positioned to access the growing export market for soda ash in Latin America and Asia. Demand for soda ash in Latin America and Asia has grown approximately 5% per year, on average, since 2009 as a result of increasing consumer end product demand and an expanding industrial manufacturing base in these regions. Despite this growth in demand, soda ash consumption per capita in Latin America and Asia remains well below the per capita consumption levels in more mature economies such as the U.S. It is the largest member of the American Natural Soda Ash Corporation (“ANSAC”). ANSAC is the largest exporter of soda ash globally, shipping over 5 million tons of soda ash per year to more than 60 customers in 135 locations across 35 countries on six continents. Shipments to Asia and Latin America account for approximately 80% of ANSAC’s sales volume. It has through its membership in ANSAC successfully grown its export by over 7% per year, on average, since 2005.

Low Cost and Efficient Production

Alkali Chemicals benefits from an advantaged cost position due to its industry leading technology, specifically in the extraction of trona ore for the production of soda ash. It was the first to adopt longwall mining for trona ore and pioneered the use of solution mining for trona ore on a commercial scale. Alkali Chemicals currently operates the largest longwall in the soda ash industry, measuring 750 feet. Longwall mining provides significant advantages compared to room and pillar ore extraction technologies, including higher recovery rates, increased efficiency due to minimal downtime and extending mine life by reducing mine sprawl. Solution mining provides significant efficiency and safety advantages over dry ore methods-including higher recovery rates, lower extraction costs and ability to extend mine life by mining previously mined locations.

Competitive Conditions

Alkali Chemicals competes in a global market that has multiple other vendors. The global market in which its soda ash business operates is competitive. Competition is based on a number of factors such as price, product quality, and service. During 2014, it had global soda ash production capacity of 4 million tons per year, which was approximately 7% of estimated global soda ash production. It faces competition from domestic competitors, including OCI Chemical Corporation, Solvay S.A., Tata Chemicals (Soda Ash) Partners and Searles Valley Minerals. In addition to the major competitors discussed above, Alkali Chemicals competes in export markets with synthetic producers in Europe and in China, which latter have expanded their synthetic production capacity during the previous five years.

Properties

Westvaco

Westvaco was established in 1948 and operates the largest trona mine and natural soda ash production plant in the world. It produced in 2014, approximately 3,500 thousand tons of soda ash. The site operates four mine mouths (two dry ore and two solution) featuring two ore hoists and three man/material hoists. The site’s four processing plants (Mono I, Mono II, ELDM and Sesqui) produce multiple grades of soda ash as well as Alkali Chemicals’ specialty alkali products. Westvaco operates a coal-fired co-generation power plant producing approximately 40% of Westvaco’s electricity requirements; coal’s lower $/MMBTU contributes to lower energy costs per ton at the facility. Also, 50% of steam capacity is backed up by natural gas boilers, two electrical tie-lines and three natural gas pipelines for additional reliability.

Granger

Granger was established in 1975, and restarted in 2011 to take advantage of growing export demand. It produced in 2014, approximately 500 thousand tons of soda ash. The site operates a single processing plant utilizing mine water from secondary solution mining as its feed source. Mine water is pumped from four wells providing redundant supply of processing solution. Power is purchased from the local utility. The processing plant operates two coal-fired boilers and 25% of the steam capacity is backed up by natural gas boilers.

Employees

As of December 31, 2014, Alkali Chemicals has approximately 1,000 employees, of which approximately 843 are in the Westvaco operation, 101 are in the Granger operation and 60 are in Philadelphia, Pennsylvania.

Environmental, Health and Safety Matters

Alkali Chemicals is subject to extensive federal and state regulation governing environmental protection, occupational health and safety and the release or discharge of materials into the environment, including air emissions, wastewater discharges, water usage, mine safety, soil and groundwater remediation, and protection of endangered or threatened species. Any failure to comply with such laws and regulations may result in the assessment of administrative, civil and criminal penalties, injunctive orders, or the imposition of investigatory and remedial obligations. Although we believe that we are in substantial compliance with existing environmental laws and regulations and that continued compliance with existing requirements will not materially affect us, there is no assurance that the current level of regulation will continue in the future.

Moreover, certain environmental laws impose joint and several, strict liability for costs to clean up and restore sites where pollutants have been disposed or otherwise spilled or released. We are currently addressing certain areas of known contamination on our own properties, none of which we presently anticipate will result in any material costs or adverse impacts on our business or operations. However, we cannot assure you that we will not incur significant costs and liabilities for remediation or damage to property, natural resources or persons as a result of spills or releases from our operations or those of a third party.

Alkali Chemicals is also subject to EPA’s regulations regarding greenhouse gas (“GHG”) emissions and, depending upon the nature and scope of any future regulations, could become subject to additional costs or limitations. Current requirements include an obligation to monitor and report the GHG emissions from our facilities and to comply with the Clean Air Act’s Prevention of Significant Deterioration requirements in connection with any new or modified major sources of GHG emissions. Although we believe our operations are currently in compliance with these obligations, EPA has continued to pursue additional GHG regulations, including the currently proposed Clean Power Plan for existing sources of GHGs in the power generating sector. In addition, several states have taken legal measures to reduce emissions of GHGs, including through the planned development of GHG emission inventories and/or regional GHG "cap and trade" programs. Although our facilities are not currently subject to any such program, the expansion or further adoption of such programs in jurisdictions where we operate could impose additional compliance obligations on our facilities. As a result, such programs could result in an increase in fuel or energy costs for our businesses or, if we are directly regulated, an additional cost to acquire necessary allowances. We cannot assure you that the costs of compliance with either the existing or future federal or State regulations will not materially and adversely affect our business, operating result and financial condition.

Alkali Chemicals is a recognized leader in safety. It is its core value. Its ability to engage and partner with the workforce and the local United Steelworkers Union around safety initiatives has resulted in a significant and sustained improvement in safety performance. The Safe Work Initiative, for example, instituted in 2002, has helped drive a reduction in incident rates by over 80%. Alkali Chemicals’ achievements in improving workplace safety have been recognized by both the mining and the chemical industries. In addition, it has received the “Safety Achievement Award” from the Industrial Minerals Association of North America in 2012 and again in 2013 and was recognized for its efforts related to Responsible Care® by the American Chemistry Council, receiving the Energy Efficiency Award. Despite this record of improvement, we, along with others in the soda ash mining industry, continue to be a focus for periodic inspections by the federal Mine Safety and Health Administration (“MSHA”), which has resulted in numerous notice of violation being issued to our facilities. While we believe that many of these have been issued inappropriately and are being contested, we are working to address other ongoing concerns that may require implementation of capital improvements or purchase of new equipment. The cost of correcting these violations is not expected to have a material impact on our business, operations or financial position.

In 2011, it initiated its Manufacturing Excellence program, which was completed at two of the four soda ash plants and plans are underway to complete Manufacturing Excellence initiatives at the remaining two sites by 2015. Since the program’s inception, production has improved approximately 10% and it expects to realize approximately $16 million in EBIT improvement compared to the internal plan prior to the implementation of Manufacturing Excellence.

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

Independent Auditors’ Report

To the Management of FMC Corporation:

Report on the Financial Statements

We have audited the accompanying combined financial statements of the Alkali Chemicals Division of FMC Corporation, which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, cash flows, and changes in divisional equity for each of the years in the three-year period ended December 31, 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Alkali Chemicals Division of FMC Corporation as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014 in accordance with U.S. generally accepted accounting principles.

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

Other Matter

Our audits were conducted for the purpose of forming an opinion on the combined financial statements as a whole. The Schedule of Valuation and Qualifying Accounts and Reserves is presented for purposes of additional analysis and is not a required part of the combined financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the combined financial statements. The information has been subjected to the auditing procedures applied in the audit of the combined financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the combined financial statements or to the combined financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). In our opinion, the information is fairly stated in all material respects in relation to the combined financial statements as a whole.

Philadelphia, Pennsylvania
February 26, 2015

Alkali Chemicals Division
(A Division of FMC Corporation)
Combined Statements of Operations

	Year Ended December 31,
(in Millions)	2014	2013	2012
Revenue	$782.8	$751.3	$738.1
Costs and Expenses
Costs of sales	(619.6)	(611.0)	(565.1)
Gross Margin	163.2	140.3	173.0
Selling, general and administrative expenses	(37.5)	(36.9)	(38.3)
Research and development expenses	(2.0)	(2.1)	(1.6)
Restructuring (expense) income	(0.8)	2.6	—
Total costs and expenses	(659.9)	(647.4)	(605.0)
Income from operations before equity in loss of affiliate, interest expense and income taxes	122.9	103.9	133.1
Equity in loss of affiliate	(1.1)	(1.7)	(1.5)
Interest expense	(4.8)	(4.8)	(4.8)
Income from operations before income taxes	117.0	97.4	126.8
Provision for income taxes	(24.2)	(18.9)	(27.4)
Net income	92.8	78.5	99.4
Less: Net income attributable to noncontrolling interests	(5.2)	(7.6)	(15.0)
Net income attributable to division	$87.6	$70.9	$84.4

The accompanying notes are an integral part of these combined financial statements.

Alkali Chemicals Division
(A Division of FMC Corporation)
Combined Balance Sheets

	December 31,
(in Millions)	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Trade receivables, net of allowance of $0.4 in 2014 and $0.1 in 2013	84.9	89.1
Receivables from related parties and affiliates, net	71.2	60.1
Inventories	26.5	23.3
Prepaid and other current assets	20.9	20.8
Deferred income taxes	0.6	0.4
Total current assets	204.1	193.7
Equity method investment	19.6	19.5
Property, plant and equipment, net	374.2	361.9
Other assets	3.4	4.2
Total assets	$601.3	$579.3
LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
Accounts payable, trade and other	$58.3	$50.1
Accrued and other current liabilities	32.5	27.3
Accrued customer rebates	1.6	2.3
Total current liabilities	92.4	79.7
Long-term debt	90.0	90.0
Deferred income taxes	36.1	31.5
Other long-term liabilities	1.3	1.3
Commitments and contingent liabilities (Note 14)
Divisional equity
Net investment of parent	381.5	352.4
Noncontrolling interests	—	24.4
Total divisional equity	381.5	376.8
Total liabilities and net divisional equity	$601.3	$579.3

The accompanying notes are an integral part of these combined financial statements.

Alkali Chemicals Division
(A Division of FMC Corporation)
Combined Statements of Cash Flows

	Year Ended December 31,
(in Millions)	2014	2013	2012
Cash provided by operating activities:
Net income	$92.8	$78.5	$99.4
Adjustments from net income to cash provided (required) by operating activities:
Depreciation and amortization	37.7	39.2	38.3
Equity in loss of affiliates	1.1	1.7	1.5
Restructuring expense (income)	0.8	(2.6)	—
Deferred income taxes	4.4	(0.4)	5.2
Share-based compensation	1.1	1.0	1.3
Net (gain)/loss from disposals and impairment of property, plant and equipment	0.5	(0.2)	2.1
Changes in operating assets and liabilities:
Trade receivables, net	4.2	(16.0)	1.8
Receivables from related parties and affiliates, net	(11.1)	7.9	(15.1)
Inventories	(3.2)	3.2	(6.9)
Prepaid and other assets	(0.1)	(2.9)	3.0
Accounts payable	4.5	(3.1)	(4.3)
Accrued and other liabilities	4.2	(2.2)	(7.7)
Accrued customer rebates	(0.7)	0.4	(0.7)
Cash provided by operating activities	136.2	104.5	117.9
Cash required by investing activities:
Capital expenditures	$(45.8)	$(57.2)	$(55.9)
Proceeds from disposal of property, plant and equipment	—	3.2	0.5
Investments in nonconsolidated affiliate	(1.2)	(6.4)	(13.8)
Cash required by investing activities	(47.0)	(60.4)	(69.2)
Cash required by financing activities:
Acquisitions of noncontrolling interests (1)	(95.7)	(80.0)	—
Dividends paid to noncontrolling interests	(3.0)	(9.9)	(15.4)
Net change in net investment of parent (2)	9.5	45.8	(33.3)
Cash required by financing activities	(89.2)	(44.1)	(48.7)
Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$—	$—	$—

(1)	See the Combined Statements of Changes in Divisional Equity for more information.
(2)	Net change in net investment of parent excludes non-cash transactions associated with share-based compensation totaling $1.1 million, $1.0 million and $1.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Accrued additions to property, plant and equipment, net at December 31, 2014, 2013 and 2012 were $11.8 million, $8.1 million and $14.5 million, respectively.

The accompanying notes are an integral part of these combined financial statements.

Alkali Chemicals Division
(A Division of FMC Corporation)
Combined Statements of Changes in Divisional Equity

(in Millions)	Net Investment of Parent	Non-controlling Interest	Total
Balance, January 1, 2012	$237.5	$51.9	$289.4
Net income	84.4	15.0	99.4
Dividends declared and paid	—	(15.4)	(15.4)
Net change in net investment of parent	(32.0)	—	(32.0)
Balance, December 31, 2012	$289.9	$51.5	$341.4
Net income	70.9	7.6	78.5
Dividends declared and paid	—	(9.9)	(9.9)
Acquisition noncontrolling interest (1)	(55.2)	(24.8)	(80.0)
Net change in net investment of parent	46.8	—	46.8
Balance, December 31, 2013	$352.4	$24.4	$376.8
Net income	87.6	5.2	92.8
Dividends declared and paid	—	(3.0)	(3.0)
Acquisition noncontrolling interest (2)	(69.1)	(26.6)	(95.7)
Net change in net investment of parent	10.6	—	10.6
Balance, December 31, 2014	$381.5	$—	$381.5

(1)	Represents the purchase of Nippon Sheet Glass’s (“NSG”) 6.25 percent equity in FMC Wyoming Corporation (“FMC WY”) for $80.0 million, which increased our ownership in FMC WY from 87.50 percent to 93.75 percent.
(2)	Represents the purchase of the remaining 6.25 percent equity in FMC WY for $95.7 million, which increased our ownership in FMC WY from 93.75 percent to 100 percent.

The accompanying notes are an integral part of these combined financial statements.

Alkali Chemicals Division
(A Division of FMC Corporation)
Notes to Combined Financial Statements

Note 1: Description of the Business

The accompanying combined financial statements include the historical accounts of Alkali Chemicals Division (“Alkali”, “We”, “Us”, or “Our”) of FMC Corporation (the “Parent” or “FMC”), a publicly traded company incorporated in Delaware (United States). On September 8, 2014, FMC publicly announced a plan to divest of Alkali (the “Transaction”).

In preparation for the Transaction, effective January 1, 2015, FMC reorganized the legal entities comprising Alkali under a holding company named Alkali Holdings Corporation (“AHC”) and transferred certain liabilities and the employees of Alkali to AHC. Subsequently, certain assets of Alkali were also transferred to AHC. AHC, a wholly-owned subsidiary of FMC, was incorporated under Delaware law on October 21, 2014. AHC did not own the legal entities comprising Alkali during the periods presented in the accompanying combined financial statements.

The chart below shows the legal structure of Alkali subsequent to January 1, 2015:

On February 3, 2015, FMC entered into a definitive agreement to sell AHC to a wholly owned subsidiary of Tronox Limited for $1.64 billion. The Transaction is expected to close in the first quarter of 2015. See Note 16 within these combined financial statements for additional information related to the sale of AHC.

Nature of Operations

Our operations include the mining of trona for the production of natural soda ash and its derivatives: sodium bicarbonate, sodium sesquicarbonate and caustic soda (collectively referred to as “alkali-products”). We provide our alkali-products to a variety of industries such as glass manufacturing, water treatment, pulp and paper, textiles, food and pharmaceutical and cosmetics. We also sell our alkali-products to various domestic and international customers and to the American Natural Soda Ash Corporation (“ANSAC”) which is our primary export customer. ANSAC is a third-party nonprofit corporation whose purpose is to promote export sales of U.S. produced soda ash in conformity with the Webb-Pomerene Act. All mining and processing activities take place in our facility located in the Green River Basin of Wyoming, United States. See Note 5 within these combined financial statements for additional information related to ANSAC.

Note 2: Basis of Presentation

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The accompanying combined financial statements include the net assets, liabilities, revenues and expenses of the entities that comprise Alkali, as carved out from the historical results of operations, cost basis of the assets and liabilities, costs incurred by and cash flows of FMC for these entities using both specific identification and the allocation methodologies described below.

As the separate legal entities that comprise Alkali were not historically held by a single legal entity, net investment of parent is shown in lieu of shareholders’ equity in these combined financial statements. With the exception of certain sales and receivables, intercompany balances and transactions between Alkali and FMC have been eliminated and included in net investment of parent. Intracompany balances and accounts within Alkali have been eliminated. Net investment of parent represents FMC’s interest in the recorded net assets of Alkali.

During the periods presented, Alkali functioned as part of the larger group of companies controlled by FMC, and accordingly, FMC performed certain corporate overhead functions for Alkali. Therefore, certain costs related to Alkali have been allocated from the Parent. These allocated costs are primarily related to certain governance and corporate functions such as legal, investor relations, communications and corporate facilities and administration. The costs associated with these services and support functions have been allocated to Alkali primarily based on a general shared services methodology, which was calculated based on a blend of personnel count, net property, plant and equipment, and cost of sales. The net costs allocated for these functions are included in selling, general and administrative expenses within the combined statements of operations.

In addition to allocated costs, balances related to industrial revenue bonds have been assigned and certain assets have been allocated to Alkali from FMC based on methodologies suited to the nature of the specific assets and liabilities.

We believe the assumptions and allocations are reasonable. The expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by Alkali during the periods relative to the total costs incurred by FMC. Additionally, the assets and liabilities assigned from FMC have been deemed attributable to, and reflective of the historical operations of, Alkali; however, the amounts recorded may not be representative of the amounts that would have been incurred had Alkali been an entity that operated independently of FMC. Consequently, these combined financial statements may not be indicative of Alkali’s future performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had Alkali operated as a separate entity apart from FMC during the periods presented. See Note 5 within these combined financial statements for more information.

Note 3: Summary of Significant Accounting Policies

Estimates and assumptions. In preparing the combined financial statements in conformity with U.S. GAAP we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results are likely to differ from those estimates, but we do not believe such differences will materially affect our financial position, results of operations, or cash flows.

Cash and cash equivalents. We consider investments in all liquid debt instruments with original maturities of three months or less to be cash equivalents. Historically we have participated in and relied upon FMC's cash management systems to manage working capital and investing activities such as capital expenditures.

Trade receivables, net of allowance. Trade receivables consist of amounts owed to us from customer sales and are recorded when revenue is recognized. The allowance for trade receivables represents our best estimate of the probable losses associated with potential customer defaults. In developing our allowance for trade receivables, we utilize a two stage process which includes calculating a general formula to develop an allowance to appropriately address the uncertainty surrounding collection risk of our entire portfolio and specific allowances for customers where the risk of collection has been reasonably identified either due to liquidity constraints or disputes over contractual terms and conditions.

Our method of calculating the general formula consists of estimating the recoverability of trade receivables based on historical experience, current collection trends, and external business factors such as economic factors, including regional bankruptcy rates, and political factors. Our analysis of trade receivable collection risk is performed quarterly, and the allowance is adjusted accordingly. The allowance for trade receivables was $0.4 million at December 31, 2014 and $0.1 million at December 31, 2013, respectively. The provision to the allowance for trade receivables charged against operations was $0.7 million, $0.6 million, and zero for the years ended December 31, 2014, 2013, and 2012 respectively.

Inventories. Inventories are stated at the lower of cost or market value. Inventory costs include those costs directly attributable to products before sale, including all manufacturing overhead but excluding distribution costs. All inventories, excluding materials and supplies, are determined on a last-in, first-out (“LIFO”) basis and our remaining inventories are recorded on a first-in, first-out (“FIFO”) basis.

Prepaid and other current assets. Prepaid expenses and other current assets primarily consist of prepaid freight and transportation credits.

Equity method investment. Our investment of 33 1/3 percent in NatronX Technologies, LLC (“NatronX”) is accounted for using the equity method. Under the equity method, the original investment in NatronX was recorded at cost and is adjusted by our share of undistributed earnings and losses. The fair value of our investment in NatronX exceeds its carrying value at December 31, 2014 and 2013.

Property, plant and equipment. We record property, plant and equipment at cost. Depreciation is provided principally on the straight-line basis over the estimated useful lives of the assets (land improvements—20 years, mineral rights—40 years, buildings—20 to 40 years, mine and development costs— three to 15 years, and machinery and equipment—three to 15 years). Gains and losses are reflected in income upon sale or retirement of assets. Expenditures that extend the useful lives of property, plant and equipment or increase productivity are capitalized. Ordinary repairs and maintenance are expensed as incurred through operating expense.

Capitalized interest. Capitalized interest balances as of December 31, 2014 and 2013 of $18.6 million and $17.8 million, respectively, have been assigned to us by the Parent. These balances have been included with our machinery and equipment fixed assets within our property, plant and equipment, net balance on our combined balance sheets. These assigned balances were associated with the construction of certain long-lived assets, which were funded by the Parent, and have been capitalized as part of the cost of those assets. During the years ended December 31, 2014, 2013, and 2012 we capitalized interest costs of $2.2 million, $1.1 million, and $2.4 million, respectively. Capitalized interest is amortized over the assets’ estimated useful lives.

Impairments of long-lived assets. We review the recovery of the net book value of long-lived assets whenever events and circumstances indicate that the net book value of an asset may not be recoverable from the estimated undiscounted future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the net book value, we recognize an impairment loss equal to an amount by which the net book value exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. There were no impairments during 2014 and 2013. During the year ended December 31, 2012, we recorded a charge of $1.6 million to write down, to fair value, decommissioned mining equipment.

Asset retirement obligations. We record asset retirement obligations (“AROs”) at fair value from the time the original assets were placed into service. The associated AROs are capitalized as part of the carrying amount of related long-lived assets. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. We also adjust the liability for changes resulting from the passage of time and/or revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, we either settle the obligation for its recorded amount or incur a gain or loss.

Financial instruments. Our financial instruments are trade receivables, affiliate receivables, net and trade payables. These financial instruments are recorded at cost, which approximates fair value due to the short-term nature of the instruments. Alkali does not have any off-balance sheet financing arrangements.

Restructuring income and expense. We continually perform strategic reviews and assess the return on our business. This sometimes results in a plan to restructure the operations of our business. We record an accrual for severance and other exit costs under the provisions of the relevant accounting guidance. During the years ended December 31, 2014, 2013 and 2012 we recognized restructuring expense of $0.8 million, a gain of $2.6 million, and zero, respectively. The recognized gain during the year ended December 31, 2013 was due to the sale of a fully depreciated facility that was included in an earlier business restructuring. We expect no further material cash outflows regarding this transaction.

Revenue recognition. We recognize revenue when the earnings process is complete, which is generally upon transfer of title. This transfer typically occurs either upon shipment to the customer or upon receipt by the customer. In all cases, we apply the following criteria in recognizing revenue: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable and collection is reasonably assured. Rebates due to customers are accrued as a reduction of revenue in the same period that the related sales are recorded based on the contract terms.

We record amounts billed for shipping and handling fees as revenue. Costs incurred for shipping and handling are recorded as costs of sales on the combined statements of operations.

Research and development. Research and development costs are expensed as incurred.

Income and other taxes. For purposes of the combined financial statements, the income tax expense and deferred tax balances have been estimated as if we filed income tax returns on a basis separate from FMC. Allocations of current income taxes are payable to FMC in the period the related income taxes were recorded. Uncertain tax positions are accounted for in accordance with U.S. GAAP accounting guidance for uncertainty in income taxes.

We recognize deferred tax assets and deferred liabilities for deductible temporary differences as well as deferred tax assets for operating loss carry forwards, and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion, or all, of the deferred tax assets will not be realized.

Segment information. We operate as one reportable segment based on the commonalities among our products and services and the manner in which we review and evaluate operating performance. Segment disclosures and geographical information are included in Note 15 within these combined financial statements. Geographic segment revenue is based on the location of our customers.

Stock-based compensation. We do not currently sponsor any stock compensation plans. Instead, our eligible employees participated in the Parent's sponsored stock-based compensation plans. Prior to the consummation of the Transaction, our employees will continue to participate in the Parent's stock-based compensation plans and we will recognize stock-based compensation expense based on the awards granted to our employees. Stock-based compensation expense for the years ended December 31, 2014, 2013 and 2012 has been recognized for all share options and other equity-based arrangements. Share-based compensation cost is measured at the date of grant, based on the fair value of the award, and is recognized over the employee’s requisite service period.

Pension and other postretirement benefits. FMC provides a range of benefits, including pensions, postretirement and postemployment benefits to eligible current and former employees, of which certain of our employees participate. Expenses associated with our employees' participation in these plans for the years ended December 31, 2014, 2013 and 2012 have been allocated to us and included within the combined statement of operations.

Note 4: Recently Issued and Adopted Accounting Pronouncements and Regulatory Items

New accounting guidance and regulatory items

In February 2015, the Financial Accounting Standards Board (“FASB”) issued ASU 2015-02, Consolidation: Amendments to the Consolidation Analysis. This new standard changes the consolidation evaluation for entities that are required to evaluate whether they should consolidate certain legal entities. We are required to adopt this standard in the first quarter of 2016. Early adoption is permitted. The standard permits the use of a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the fiscal year of adoption, or a reporting entity may also apply the amendments retrospectively. We are evaluating the effect that ASU 2015-02 will have on our consolidated financial statements. We have not yet completed the assessment to determine the effect of the standard on our ongoing financial reporting.

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This new guidance will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. We are required to adopt this standard on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our combined financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

Note 5: Agreements and Transactions with Related Parties and Affiliates

Shared Services and Corporate Costs

During the periods presented, we benefited from certain governance and corporate functions provided by Parent as discussed in Note 2. The combined statements of operations include allocations for such services of $16.2 million, $18.2 million and $17.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. These allocations are included within selling, general and administrative expenses within the combined financial statements.

All of our accounts payable processing is handled by FMC and we are charged the costs of these services through our affiliate accounts. Trade payables represent accounts payable that have not been paid by FMC as of December 31, 2014 and 2013.

Cash Management, Financing and Financial Instruments

The structure of our Parent's risk management strategy is managed on a FMC consolidated basis. Realized gains and losses associated with derivative contracts entered into on our behalf are allocated to us by our Parent. As of December 31, 2014, our Parent had entered into natural gas contacts through December 31, 2015 with a fair market value of approximately $4.3 million asset on our behalf. For the years ended December 31, 2014, 2013, and 2012 our Parent allocated approximately $1.3 million gain, zero, and $7.0 million loss, respectively, related to natural gas contracts. These amounts have been included within cost of sales in the accompanying combined financial statements. There were no foreign exchange contracts outstanding as of December 31, 2014 entered into by our Parent on our behalf. For the years ended December 31, 2014, 2013, and 2012 our Parent allocated losses of approximately $0.1 million, $0.2 million, and $0.5 million, respectively, related to foreign exchange contracts. These amounts are included within cost of sales or selling, general, and administrative depending on the nature of the contract.

FMC uses a centralized approach to cash management and financing of operations. Our cash was available for use and was regularly “swept” by FMC at its discretion. FMC also funds our operating and investing activities as needed. Transfers of cash both to and from FMC are included within net investment of parent on the combined balance sheets. Included as part of the centralized cash management services are risk management strategies, which minimize the exposure to our cash flow over time, caused by changes in commodity and currency exchange rates.

With the exception of $90.0 million of Sweetwater County, Wyoming industrial revenue bonds issued specifically for the use of Alkali, FMC has issued debt for general corporate purposes and acquisitions. In no instance is this debt guaranteed by, or will be assumed by Alkali. Additionally, none of this debt has been secured by the assets of Alkali. With the exception of the aforementioned $90.0 million industrial revenue bonds, none of FMC’s debt is directly attributable to us, and, therefore, no such amount has been assigned to and recognized in these combined financial statements.

Contractual Agreements of the Parent

We benefit from certain contractual agreements of FMC, or with other businesses of FMC, to utilize certain services and assets, such as railcars for the distribution of finished goods throughout the U.S. The contract prices associated with these services and assets may not be transferable to another party. The costs associated with these contractual agreements have been included within the combined financial statements.

Agreements and Transactions with Affiliates

We had a soda ash supply agreement with Nippon Sheet Glass Co. Ltd (“NSG”) and its approved affiliates, which was renewed on June 30, 2005 for the first of two successive automatic ten-year renewal periods. This soda ash agreement was terminated by NSG subsequent to FMC’s purchase of NSG's ownership in FMC WY in 2013.

We also have a soda ash supply agreement with FMC. Under this agreement, we have committed to supply soda ash to FMC and its approved affiliates. The agreement was renewed on June 30, 2005 for the first of two successive automatic ten-year renewal periods. FMC also has the ability to renew in ten-year increments thereafter. There were also other affiliate receivables from related parties and affiliates related to the transactions with FMC in the normal course of business exclusive of soda ash sales. Revenue from the sale of soda ash to FMC and its affiliates is provided in the table below. Sales to affiliates are at a market-based price, which is reset at least annually.

We hold a membership in ANSAC, which is responsible for promoting and increasing the use and sale of soda ash and other refined or processed sodium products produced. Certain sales and marketing costs incurred by ANSAC are charged directly to us. Selling, general and administrative expenses also include amounts charged to us by ANSAC principally consisting of salaries, benefits, office supplies, professional fees, travel, rent and certain other costs. These transactions do not necessarily represent arm's length transactions and may not represent all costs if we operated on a stand-alone basis. The total costs charged to us for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Year Ended December 31,
(in Millions)	2014	2013	2012
FMC - shared services and corporate costs	$16.2	$18.2	$17.1
ANSAC	3.3	2.8	2.0
Total related parties and affiliates selling, general and administrative expenses (1)	$19.5	$21.0	$19.1

(1)	Amounts included in selling, general and administrative expenses within the combined statements of operations.

Net revenue from related parties and affiliates for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Year Ended December 31,
(in Millions)	2014	2013	2012
FMC	$3.8	$7.2	$5.8
NatronX Technologies LLC	1.6	4.3	5.2
Nippon Sheet Glass Co. Ltd (1)	—	5.2	9.9
ANSAC	260.0	210.9	227.5
Total related parties and affiliates net sales (2)	$265.4	$227.6	$248.4

(1)	During the first quarter of 2013, we purchased all of NSG’s shares in FMC WY.
(2)	Amounts included in revenue within our combined statements of operations.

Net receivables from related parties and affiliates, net as of December 31, 2014 and 2013 are as follows:

	December 31,
(in Millions)	2014	2013
FMC	$2.5	$2.4
NatronX Technologies LLC	1.0	0.8
ANSAC (1)	67.7	56.9
Total receivables from related parties and affiliates, net	$71.2	$60.1

(1)	Includes $0.3 million and $0.4 million of payables due to ANSAC as of December 31, 2014 and 2013, respectively.

Note 6: Equity Method Investments

In 2011 we, in conjunction with Church & Dwight and TATA Chemicals (Soda Ash) Partners, formed NatronX. We hold a 33 1/3 percent ownership interest in NatronX. The joint venture engages in the manufacturing and marketing of sodium-based, dry absorbents for air pollution control in electric utility and industrial boiler operations. NatronX is currently in the process of completing a major plant construction project to build a beneficiated milled trona facility. The facility’s expected total cost is approximately $60 million and is projected to be completed by mid-2015.

We contributed $1.2 million, $6.4 million and $13.8 million during the years ended December 31, 2014, 2013 and 2012, respectively, to NatronX. During the years ended December 31, 2014, 2013 and 2012 we recognized $1.1 million, $1.7 million and $1.5 million in losses associated with NatronX. NatronX is still in its development stage and as a result since its formation has incurred losses associated with its start-up. Although NatronX is operating at a cumulative net loss, we performed an impairment analysis at December 31, 2014 and 2013 for which we have concluded that our investment in NatronX is still recoverable. As a result we do not believe that any impairment of our investment is deemed necessary. Our investment balance at December 31, 2014 and 2013 of $19.6 million and $19.5 million, respectively, is included within equity method investments in the combined balance sheets.

Note 7: Inventories

	December 31,
(in Millions)	2014	2013
Finished goods	$14.5	$13.9
Materials and supplies	13.4	13.6
Stockpiled ore	10.3	6.9
FIFO inventory	38.2	34.4
Less: Excess of FIFO cost over LIFO cost (1)	(11.7)	(11.1)
Net inventories	$26.5	$23.3

(1)	Inventories determined on a LIFO basis of accounting are finished goods and stockpiled ore.

Note 8: Property, Plant and Equipment, Net

	December 31,
(in Millions)	2014	2013
Land and land improvements	$80.2	$74.2
Mineral rights	31.4	31.4
Buildings	89.0	88.4
Mine and development costs	29.0	27.3
Machinery and equipment	825.7	801.2
Total cost	$1,055.3	$1,022.5
Accumulated depreciation (1)	(743.9)	(725.5)
Construction in progress	62.8	64.9
Property, plant and equipment, net	$374.2	$361.9

(1)	Depreciation expense was $ 36.8 million $38.0 million and $35.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 9: Asset Retirement Obligations

Our AROs primarily consist of our mine reclamation obligations. Our obligations under the mine reclamation obligation, among other things, is to return the surface of the mine in the Green River Basin in Wyoming back to its original state before mining operations began. As a result, we are required by the Wyoming Department of Environmental Quality (“WyDEQ”) to provide financial security associated with the cost to satisfy our obligations pertaining to our mining operations in the Green River Basin.

We provide this financial security via a “self-bond” the value of which at December 31, 2014 was approximately $73 million. The self’-bond value is based on the amount we would need to pay the State of Wyoming for reclamation costs if we ceased mining operations currently. The amount of this self-bond is subject to change upon periodic re-evaluation by the Land Quality Division. Under the “self-bonding” program, we or our Parent are entitled to guarantee our obligation as long as either party meets the WyDEQ’s requirements for the financial strength and ability to pay. In 2013, our Parent, began to guarantee these obligations on our behalf to meet the WyDEQ’s financial strength requirements. During the years ended December 31, 2014 and 2013, we paid $0.8 million and $0.7 million to our Parent for this guarantee.

We have recognized the present value of our mine reclamation obligation as well as other AROs associated with our operations on our combined balance sheets. The balance of these AROs was $1.1 million at both December 31, 2014 and 2013. Accretion expense associated with our AROs was not considered material in the periods presented.

Note 10: Income Taxes

Taxable income and/or loss generated by us have been included in the consolidated federal income tax returns of FMC with all income tax payments made by the Parent to the taxing authorities. FMC has allocated income taxes to us in the accompanying combined financial statements as if we were held in a separate corporation which filed separate income tax returns. FMC believes the assumptions underlying the allocation of income taxes on a separate return basis are reasonable. However, the amounts allocated for income taxes in the accompanying combined financial statements are not necessarily indicative of the actual amount of income taxes that would have been recorded had we been held within a separate stand-alone entity.

The provision (benefit) for income taxes attributable to income consisted of:

	Year Ended December 31,
(in Millions)	2014	2013	2012
Current	$19.8	$19.3	$22.2
Deferred	4.4	(0.4)	5.2
Total	$24.2	$18.9	$27.4

Total income tax provisions (benefits) were allocated as follows:

Significant components of the deferred income tax provision (benefit) attributable to income before income taxes are as follows:

	Year Ended December 31,
(in Millions)	2014	2013	2012
Deferred tax (exclusive of valuation allowance)	$(2.8)	$(7.1)	$1.0
Net increase in the valuation allowance for deferred tax assets	7.2	6.7	4.2
Deferred income tax provision	$4.4	$(0.4)	$5.2

We have recognized that it is more likely than not that certain future tax benefits may not be realized through future taxable income. The valuation allowance increased $7.2 million and $6.7 million for the years ended December 31, 2014 and 2013, respectively. These increases were primarily due to U.S. federal alternative minimum tax credits generated during the year that are not expected to be recoverable.

Significant components of our deferred tax assets and liabilities were attributable to:

	December 31,
(in Millions)	2014	2013
Alternative minimum, and other credit carryforwards	68.3	61.1
Deferred expenditures capitalized for tax	—	1.0
Other assets and reserves	9.1	8.2
Deferred tax assets	$77.4	$70.3
Valuation allowance	(68.3)	(61.1)
Deferred tax assets, net of valuation allowance	$9.1	$9.2
Property, plant and equipment, net	(44.6)	(40.3)
Deferred tax liabilities	$(44.6)	$(40.3)
Net deferred tax liabilities	$(35.5)	$(31.1)

We evaluate our deferred income taxes each reporting period to determine if valuation allowances are required or should be adjusted. U.S. GAAP accounting guidance requires that companies assess whether valuation allowances should be established against their deferred tax assets based on all available evidence, both positive and negative, using a “more likely than not” standard. In assessing the need for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of the deferred tax assets. This assessment considers, among other matters, the nature and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and tax planning alternatives.

At December 31, 2014 , we had tax credit carryforwards primarily related to U.S. federal alternative minimum tax credits with an indefinite expiration period. These credits were allocated to Alkali based on its contribution to the FMC consolidated alternative minimum tax credit under a separate return methodology.

The effective income tax rate applicable to income from operations before income taxes was different from the statutory U.S. federal income tax rate due to the factors listed in the following table:

	Year Ended December 31,
	2014	2013	2012
Statutory U.S. tax rate	35.0%	35.0%	35.0%
Net difference:
Percentage depletion	(19.2)	(21.4)	(16.6)
Manufacturer’s production deduction and miscellaneous tax credits	(1.0)	(1.1)	(1.3)
Change in valuation allowance	6.1	6.9	3.3
Other	(0.2)	—	1.2
Total difference	(14.3)	(15.6)	(13.4)
Effective tax rate	20.7%	19.4%	21.6%

Uncertain Income Tax Positions

U.S. GAAP accounting guidance for uncertainty in income taxes prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.

Our financial results are included in our Parent's consolidated income tax returns in the U.S. federal jurisdiction. As of December 31, 2014, the U.S. federal income tax returns are open for examination and adjustment for the years 2011-2014. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense in the financial statements. The amount accrued for interest and penalties is not significant to the financial statements as of December 31, 2014.

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $1.2 million and $1.8 million as of December 31, 2014 and 2013, respectively. See the reconciliation of the total amounts of unrecognized tax benefits below.

We do not expect that our liability for gross unrecognized tax benefits will significantly change within the next 12 months.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in Millions)	2014	2013	2012
Balance at beginning of year	$1.8	$1.5	$1.1
Additions for positions of the current year	0.3	0.3	0.3
Additions for positions of the prior year	—	—	0.1
Reductions due to expiration of statutes of limitations	(0.9)	—	—
Balance at end of year	$1.2	$1.8	$1.5

Note 11: Debt

Industrial revenue bonds

Industrial revenue bonds bearing fixed rate interest of 5.60 percent annually were issued in December 2005 with a 30 year maturity date and the ability of the Parent to call the bonds at face value beginning December 2015. Interest payments of $5.0 million for 2014, 2013 and 2012 have been paid by the Parent. The industrial revenue bonds are recorded at cost of $90.0 million as of December 31, 2014 and 2013. The fair market value of the bonds approximated $91 million at both December 31, 2014 and 2013.

Note 12: Pension and Other Postretirement Benefits

Our employees, who became employees of AHC on January 1, 2015 participate until consummation of the Transaction described in Note 1 and Note 16, in certain funded defined benefit pension and other domestic postretirement plans sponsored by FMC (the “Plans”), which include participants from FMC's other businesses. In connection with the Transaction, the Plans are accounted for by us in accordance with multi-employer benefit plan U.S. GAAP accounting guidance. As a result, we did not record an asset or liability in the combined balance sheets to recognize the funded status of the Plans. Instead, we recorded net expense of $8.0 million, $7.2 million and $9.8 million for the years ended December 31, 2014, 2013, and 2012, respectively. This net expense represents an approximation of our portion of the Parent's annual contribution to the Plans.

In addition to the pension and other postretirement benefits our employees take part in the FMC Corporation Savings and Investment Plan (the “Plan”). The Plan is a defined contribution plan, which covers substantially all of FMC's U.S. employees (which includes our employees). For eligible Alkali employees participating in the plan, except for those covered by certain collective bargaining agreements, FMC makes matching contributions of 80% of the portion of those contributions up to five percent of the employee’s compensation. Additionally, effective July 1, 2007, all newly hired and rehired salaried and nonunion employees receive an annual employer contribution of five percent of the employee’s eligible compensation, since these employees are no longer eligible to participate in FMC’s defined benefit plan. We recorded net expense of $1.9 million, $1.8 million, and $1.5 million for the years ended December 31, 2014, 2013, and 2012, respectively, for our employees' participation in the Plan.

Note 13: Share-based Compensation

Our eligible employees, who became employees of AHS on January 1, 2015 participate until consummation of the Transaction described in Note 1 and Note 16, in FMC’s Incentive Compensation and Stock Plan (the “ICS Plan”), which authorizes the grant of stock and stock-based awards. Awards available under the ICS Plan include options to purchase shares of common stock of FMC and restricted stock that vest over a period determined by FMC’s compensation committee.

Total stock-based compensation expense allocated to us is presented in the table below:

	Year Ended December 31,
(in Millions)	2014	2013	2012
Stock-based compensation expense (1)	$1.1	$1.0	$1.3

(1)	Amounts included in selling, general and administrative on the combined statement of operations.

Note 14: Commitments and Contingencies

Commitments

We lease various types of manufacturing, data processing and rail transportation equipment. The gross rent expense under operating leases amounted to $16.0 million, $16.0 million and $15.4 million for the years ended December 31, 2014, 2013, and 2012, respectively. We receive rail credits for the use of leased rail transportation assets which are netted against rent expense. These credits amount to $26.3 million, $24.4 million and $24.9 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Minimum future gross rentals under noncancelable leases are estimated to be payable as follows: $16.0 million in 2015, $11.8 million in 2016, $7.8 million in 2017, $5.4 million in 2018, $4.0 million in 2019 and $2.2 million thereafter. Minimum future rental credits for rail transportation assets under noncancelable leases which will offset the gross rentals above are as follows: $26.0 million in 2015, $26.2 million in 2016, $26.4 million in 2017, $26.5 million in 2018, $26.8 million in 2019 and zero thereafter. The majority of our future gross rentals and offsetting rental credits are obtained through contractual agreements with the Parent. See Note 5 within these combined financial statements for additional information.

See Note 9 within these combined financial statements for additional information on FMC’s guarantee associated with our mine reclamation obligations at the Green River Basin.

Contingencies

We have certain contingent liabilities arising in the ordinary course of business. Some of these contingencies are known but are so preliminary that the merits cannot be determined, or if more advanced, are not deemed material based on current knowledge; and some are unknown - for example, claims with respect to which we have no notice or claims which may arise in the future, resulting from products sold, guarantees or warranties made, or indemnities provided. Therefore, we are unable to develop a reasonable estimate of our potential exposure of loss for these contingencies, either individually or in the aggregate, at this time.

Based on information currently available and established reserves, we have no reason to believe that the ultimate resolution of known contingencies will have a material adverse effect on the combined financial position, liquidity or results of operations. However, there can be no assurance that the outcome of these contingencies will be favorable, and adverse results in certain of these contingencies could have a material adverse effect on the combined financial position, results of operations in any one reporting period, or liquidity.

Environmental

Portions of mining operations in the Green River Basin of Wyoming are powered by natural gas which is delivered to the site via pipelines. Condensate from a natural gas pipeline, that is no longer in service, was collected in a condensate tank and “blown- down” into an unlined condensate disposal pit, a practice that was widely accepted at the time. This condensate included contaminant traces of volatile organic compounds (“VOC”) that are characterized and monitored by the indicator parameter, benzene. As a result, site investigations have confirmed that these VOCs are present in the soils and groundwater which extends from the condensate disposal pit to a down-gradient area that is bounded by a groundwater cut-off wall and pump back system. Our Parent received notification from the WyDEQ requiring a Focused Feasibility Study (“FFS”) on the technologies that can be used to remedy the soils and groundwater in contaminated areas. The cost for the FFS had been accrued as of December 31, 2014 and approximated $0.2 million.

Until we have completed the FFS and developed a remediation plan approved by the WyDEQ we are unable to develop a reasonable estimate of our potential exposure of loss for this contingency at this time. Based on information currently available, we have no reason to believe that the ultimate resolution of our potential obligations for the benzene plume will have a material adverse effect on our financial position, liquidity or results of operations. However, there can be no assurance that the outcome will be favorable. Adverse results in the outcome of the FFS could have a material adverse effect on our financial position, results of operations in any one reporting period, or liquidity.

Take-or-Pay Arrangements

Our minimum commitments under our take-or-pay purchase obligations, primarily associated with the sourcing of coal used in the extraction of mined trona, total approximately $44.8 million expiring through 2026. Since the majority of the minimum obligations under these contracts are over the life of the contract as opposed to a year-by-year basis, we are unable to determine the periods in which these obligations could be payable under these contracts. However, we intend to fulfill the obligations associated with these contracts through purchases associated with the normal course of business.

Note 15: Segment Information

Our operations are similar in geography, nature of products we provide, and type of customers we serve. As we earn substantially all of our revenues through the sale of alkali-products derived from the mining of trona at a single location and the production of natural soda ash, we have concluded that we have one operating segment for reporting purposes. The revenues by geographic area for the years ended December 31, 2014, 2013 and 2012 are as follows:

	Year Ended December 31,
(in Millions)	2014	2013	2012
Domestic	$456.1	$462.5	$442.7
International
ANSAC	260.0	210.9	227.5
Other	66.7	77.9	67.9
Total International	326.7	288.8	295.4
Total	$782.8	$751.3	$738.1

Our largest customer by sales is ANSAC. For the years ended December 31, 2014, 2013, and 2012, there were no other customers who individually accounted for 10 percent or more of total revenues.

Note 16: Subsequent Events

Sale of Alkali

On September 8, 2014, FMC announced its decision to pursue the sale of Alkali. On February 3, 2015, FMC signed a definitive agreement to sell AHC to a wholly owned subsidiary of Tronox Limited (“Tronox”) and the Transaction is expected to close in early 2015. In addition to the definitive agreement FMC entered into a customary transitional services agreement with Tronox to provide the orderly separation of the business and transition of various functions and processes. These services will be provided by FMC to Tronox for approximately 12 months after closing. These services would provide short-term assistances to Tronox, such as information technology services, while Tronox assumes operations of AHC.

Note 17: Supplemental Information

The following table presents details of prepaid and other current assets and accrued and other liabilities as presented on the combined balance sheets:

Prepaid and other current assets	December 31,
(in Millions)	2014	2013
Leased transportation asset credits	$10.5	$10.7
Prepaid freight and other prepaid and current assets	10.4	10.1
Total	$20.9	$20.8
Accrued and other current liabilities	December 31,
(in Millions)	2014	2013
Accrued payroll	$16.3	$12.2
Accrued property tax	6.2	6.3
Accrued ore severance tax	0.8	1.0
Accrued rail car repairs	5.4	5.3
Other accrued and other current liabilities	3.8	2.5
Total	$32.5	$27.3

Alkali Chemicals Division
(A Division of FMC Corporation)
Schedule of Valuation and Qualifying Accounts and Reserves

For Years Ended December 31, 2014, 2013 and 2012

(in Millions)	Balance, Beginning of Year	Provision / (Benefit) Charged to Costs and Expenses	Write- offs (1)	Balance, End of Year
December 31, 2014
Reserve for doubtful accounts	$0.1	0.7	(0.4)	$0.4
Deferred tax valuation allowance	$61.1	7.2	—	$68.3
December 31, 2013
Reserve for doubtful accounts	$0.1	0.6	(0.6)	$0.1
Deferred tax valuation allowance	$54.4	6.7	—	$61.1
December 31, 2012
Reserve for doubtful accounts	$0.1	—	—	$0.1
Deferred tax valuation allowance	$50.2	4.2	—	$54.4

(1)	Write-offs are net of recoveries.

See accompanying independent auditors' report